Exhibit 2.3

EXECUTION COPY

CONTRIBUTION AND FORMATION AGREEMENT

AMONG

SUPERIOR ESSEX INC.

ESSEX GROUP, INC.

NEXANS

NEXANS PARTICIPATIONS

NEXANS WIRES

and

LACROIX & KRESS GMBH

Dated as of July 27, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1	Certain Definitions
1.2	Other Defined Terms
1.3	Other Definitional Provisions
1.4	US GAAP Financial Statements

ARTICLE II	CONTRIBUTIONS AND CLOSING TRANSACTIONS
2.1	Pre-Closing Transactions
2.2	Transactions to be completed at Closing
2.3	Closing and Other Indebtedness; Affiliate Payables
2.4	Closing
2.5	Closing Deliveries
2.6	Capital Employed
2.7	Additional Adjustments
2.8	Payments

ARTICLE III	REPRESENTATIONS AND WARRANTIES
3.1	Representations and Warranties of Nexans
3.2	Representations and Warranties of the Essex Parties

ARTICLE IV	CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES
4.1	Access and Information
4.2	Conduct of Business
4.3	Registrations, Filings and Consents
4.4	Taxes
4.5	Control of Operations
4.6	Further Assurances
4.7	Nexans Italy
4.8	Non-Assertion of Claims
4.9	Certain Intercompany Payables
4.10	French Spinoff/German Restructuring
4.11	Product Liability Insurance
4.12	Copper Obligations
4.13	Superior 8-K Requirement
4.14	Employment Information

ARTICLE V	CONDITIONS TO CLOSING
5.1	Conditions to Each Party’s Obligation to Effect the Transaction

i

5.2	Conditions to Obligations of Essex
5.3	Conditions to Obligations of Nexans

ARTICLE VI	TERMINATION
6.1	Termination
6.2	Effect of Termination

ARTICLE VII	SURVIVAL AND INDEMNIFICATION
7.1	Survival of Representations, Warranties, Covenants and Agreements
7.2	Indemnification by Nexans
7.3	Indemnification by Essex
7.4	Indemnification as Sole Remedy; Specific Performance
7.5	Method of Asserting Claims, Etc
7.6	Calculation of Losses
7.7	Assignment of Claims
7.8	Mitigation
7.9	Consequential Damages

ARTICLE VIII	MISCELLANEOUS
8.1	Entire Agreement; Amendment and Waiver
8.2	Expenses
8.3	Public Disclosure
8.4	Assignment
8.5	Fulfillment of Obligations
8.6	Third Party Beneficiaries
8.7	Reserved
8.8	Section Headings
8.9	Notices
8.10	Governing Law
8.11	Dispute Resolution
8.12	Severability
8.13	Parent Guarantees

LIST OF EXHIBITS

1.1.1	List of Ancillary Documents
1.1.2	Bramsche Real Estate Agreement
1.1.3	Joint Venture Business Plan
1.1.4	Chauny Lease
1.1.5	Chauny Option
1.1.6	Confidentiality Agreement (Essex, Nexans, JV Holding Company)
1.1.7	Copper Scrap Agreement
1.1.8	Copper Wirerod Agreement
1.1.9	Calculation of EBITDA
1.1.10	Reserved
1.1.11	French Predrawn Copper Wires Agreement
1.1.12	French Services Agreement
1.1.13	German Predrawn Copper Wires Agreement
1.1.14	German Services Agreement
1.1.15(a)	Nexans Trademark License Agreement
1.1.15(b)	Essex Trademark License Agreement (product mark)
1.1.15(c)	Superior Trademark License Agreement (“brand”)
1.1.15(d)	Trademark License Agreement (Canada)
1.1.15(e)	L&K Patent License Agreement
1.1.15(f)	Patent License Agreement (China)
1.1.15(g)	Patent License Agreement (Canada)
1.1.15(h)	Patent License Agreement (Canada) – German Newco
1.1.15(i)	Patent Cross-License Agreement
1.1.15(j)	R&D Services Agreement
1.1.15(k)	Trademark Assignment Agreement
1.1.15(l)	Intellectual Property Assignment Agreement
1.1.15(m)	GRA Termination Agreement
1.1.16	Reserved
1.1.17	Reserved
1.1.18	Management Services Agreement
1.1.19	Nexans Material Required Consents
1.1.20	Nexans Statement of Capital Employed
1.1.21	Nexans Statement of Operating Income
1.1.22	Normanton Lease
1.1.23	Reserved
1.1.24	Reserved
1.1.25	Shareholders Agreement (Essex, Nexans, JV Holding Company)
1.1.26	UK Services Agreement
1.4	Accounting Principles and Practices (U.S.)
2.2.6	Subordinated Note (€11,300,000)
2.2.7	Purchased Assets – Real Property
2.6.4	Capital Employed Note
3.1.28	French Spin-Off Agreement
3.1.29	German Transfer Agreement

4.7	Equipment to be Purchased
5.1.3	Credit Facility
5.1.4(a)	Description of Lender Consents
5.1.4(b)	Description of Bondholder Consents
5.1.5	Amended JV Holding Company Charter Documents
5.2.6	Resignations – list of directors and managers
5.2.8(a)	Form of Evidence of Contract Termination
5.2.8(b)	List of Contracts to be Terminated
7.2.1	Specific Indemnification (Nexans)

THIS CONTRIBUTION AND FORMATION AGREEMENT, dated as of July 27, 2005, is made and entered into by and between Superior Essex Inc., a Delaware corporation (“Superior”), Essex Group, Inc., a Michigan corporation (“Essex”), Nexans, a French société anonyme (“Nexans”), Nexans Participations, a French société anonyme (“Participations”), Nexans Wires, a French société par actions simplifiée (“Nexans Wires”), and Lacroix & Kress GmbH, a private limited company organized under the laws of Germany (“L&K”).

WHEREAS, Nexans and Essex desire to enter into a joint venture for the purpose of manufacturing, developing, selling and distributing winding wire, enamel, varnishes and related products;

WHEREAS, the joint venture will be conducted through a société par actions simplifée formed under the laws of France (the “JV Holding Company”) and one or more Subsidiaries (the JV Holding Company and the Subsidiaries thereof being referred to as the “Joint Venture”); and

WHEREAS, the parties are entering into this Agreement to set forth their agreement as to the creation of the Joint Venture, the contribution of certain businesses and assets to the Joint Venture, and the conditions to such contributions;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 Certain Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Adjusted EBITDA”  shall mean EBITDA, as adjusted by adding, without duplication, (1) pre-tax Nexans Facility Restructuring Costs in an amount no greater than the Nexans Facility Restructuring Cost Limit, (2) actual pre-tax external costs of measures taken at the level of the Joint Venture to facilitate compliance by Superior with the Sarbanes-Oxley Act of 2002 in an amount not to exceed €250,000 per year, (3) any amounts paid by the Joint Venture pursuant to Section 4.7, (4) any fees payable by the Joint Venture under the Management Services Agreement (or otherwise paid to Essex or one of its Affiliates for similar services) over €1,000,000 per year (without taking into account any reimbursement of external costs paid in accordance with the Management Services Agreement), and (5) the Purchase Accounting Adjustment Amount.  The foregoing amounts shall be added back to EBITDA in the period or periods during which and to the extent they are charged against net income of the Joint Venture.  For the avoidance of doubt, any charges that are added to net income in the calculation of EBITDA shall not be added a second time in the calculation of Adjusted EBITDA.

“Affiliates” shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Contribution and Formation Agreement, the Schedules, and the Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Documents” shall mean, collectively, the contracts and documents set forth on Exhibit 1.1.1, and the documents to be delivered pursuant to Section 2.5.

“Applicable Benefit Laws” means all Laws applicable to the Nexans German Benefit Plan or Essex Benefit Plan, as the case may be.

“Bramsche Real Estate Agreement” shall mean the real estate transfer and lease agreements in the form attached hereto as Exhibit 1.1.2.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City or Paris, France are authorized or obligated by law or executive order to close.

“Business Plan” shall mean the business plan for the Joint Venture attached as Exhibit 1.1.3.

“Cash Consideration” shall mean an amount equal to (a) €16.54 million plus (b) €34.8 million, plus (c) €11.3 million, less (d) Nexans Closing Indebtedness (if any) to be paid to Nexans or its Affiliates at Closing pursuant to Section 2.3.3 (net of any amounts to be paid by Nexans or its Affiliates at Closing pursuant to Section 2.3.4).

“Charter Documents” shall mean collectively, with respect to each Entity, as applicable, the articles of incorporation, memorandum and articles of association, bylaws or similar constituent documents of such Entity.

“Chauny Lease”  shall mean the lease in the form attached hereto as Exhibit 1.1.4, which in no circumstance shall have a term ending prior to October 1, 2009.

“Chauny Option” shall mean the option to purchase real property in the form attached hereto as Exhibit 1.1.5.

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening or competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” shall mean the Master Confidentiality Agreement among Essex, Nexans, the JV Holding Company and the other parties thereto in the form attached hereto as Exhibit 1.1.6.

“Contracts” shall mean all binding contracts, leases and subleases, purchase orders, quotations and pricing arrangements under which a Person sells products, notes, mortgages, indentures or other agreements other than Employee Benefit Plans.

“Control” as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Entity through the ownership of voting securities or by Contract, including, without limitation, through the beneficial ownership of more than 50% of the voting securities of such Entity.

“Copper Scrap Agreement” shall mean the agreement for the purchase of copper scrap among Nexans Wires, Flytex and SCCC in the form attached hereto as Exhibit 1.1.7.

“Copper Wirerod Agreement” shall mean the long term contract for copper wirerod delivery between SCCC, SLC, L&K, Flytex, German Newco and Essex UK in the form attached hereto as Exhibit 1.1.8.

“Credit Facility” shall mean an Agreement for the Sale of Receivables of the Joint Venture providing, at the Closing, immediately available funds equal to or greater than €35,000,000.

“EBITDA” shall mean the consolidated earnings before interest, income tax, depreciation and amortization calculated from the US GAAP consolidated financial statements of the Joint Venture in accordance with Exhibit 1.1.9.

“Employment Agreement” means any employment Contract, consulting Contract, termination or severance Contract, salary continuation Contract, or other Contract regarding the terms and conditions of employment or payment of compensation, or of a consulting or independent contract relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Employee Benefit Plan” means, with respect to a Nexans Entity or an Essex Entity, as applicable, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person used in the conduct of the Nexans WW Business or the Essex WW Business, as applicable, or the dependents of any of them (whether written or oral).

“Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, entity or business.

“Encumbrances” shall mean liens, charges, encumbrances, pledges, security interests, options, or any other similar restrictions or third party rights.

“Environmental Laws” means all Laws relating to pollution or protection of health, safety or the environment.

“Essex Benefit Plans” shall mean each Employee Benefit Plan covering an employee involved in the Essex WW Business which is sponsored or maintained by an Essex Entity or to which an Essex Entity makes or has made, or has or has had an obligation to make, contributions (other than contributions to public pension, health insurance and other social systems of general application that are mandatory by law or national collective bargaining agreements).

“Essex Capital Employed” shall mean the book value of the assets of Essex UK, the Essex UK Subsidiary and Essex Pension Trustee less the liabilities (other than Essex Closing Indebtedness) of Essex UK, the Essex UK Subsidiary and Essex Pension Trustee, less (i) the difference between (a) €3 million and (b) any impairment charge recorded after December 31, 2004 but prior to the Closing Date (which shall be deemed to have occurred on July 1, 2005 for purpose of calculating the Essex Capital Employed), and (ii) the pension funding deficit described on Schedule 3.2.17 (to the extent not reserved in the Essex Closing Balance Sheet) determined as of the Closing Date from the Essex Closing Balance Sheet.

“Essex Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of Essex UK and the Essex UK Subsidiary as of the Closing Date (after giving effect to the transactions that will take place on the Closing Date pursuant to this Agreement), to be prepared in accordance with UK GAAP applied on a basis consistent with the principles used in the December 31, 2004 and June 30, 2005 balance sheet included in the Essex Financial Statements.

“Essex Closing Indebtedness” shall mean any indebtedness of Essex WW Entities, other than the Essex UK Debt, with respect to (a) borrowed money, (b) notes payable and (c) capital leases, installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of assets, including any interest accrued thereon and prepayment or similar penalties and expenses as of the Closing Date.  For the avoidance of doubt, Essex Closing Indebtedness shall not include (i) any trade accounts payable owed to unaffiliated third parties, incurred in the ordinary course of business, or (ii) any Essex Permitted Affiliate Payable, which is treated as an account payable for purposes of Essex Capital Employed.

“Essex Entities” shall mean, collectively, the Essex Parties and their Subsidiaries.  Each Essex Party and each its Subsidiaries is sometimes referred to individually herein as an “Essex Entity.”

“Essex Excluded Assets” shall mean the assets, properties and rights listed on Schedule 1.1.1.

“Essex Financial Statements” shall mean (i) the unaudited consolidated balance sheet of Essex UK and the Essex UK Subsidiary as of December 31, 2004 and related statement of income for the year then ended, and (ii) the unaudited consolidated balance sheet of Essex UK and the Essex UK Subsidiary as of June 30, 2005, and related statement of income for the six (6) month period then ended.

“Essex Intellectual Property” shall mean any Essex Owned Intellectual Property and any Essex Licensed Intellectual Property.

“Essex Leased Real Property” shall mean each parcel of real property used in the Essex WW Business which is not owned by an Essex Entity (together with all fixtures and improvements thereon).

“Essex Licensed Intellectual Property” shall mean any Intellectual Property that is licensed by an unrelated third party to an Essex Entity or any Affiliate thereof and used or useable in the Essex WW Business, including, as applicable, the Essex Licensed Software.

“Essex Licensed Software” shall mean all Software (other than Essex Proprietary Software) used by an Essex Entity in connection with the Essex WW Business.

“Essex Netherlands” shall mean a partnership organized or to be organized under the laws of the Netherlands as a direct or indirect wholly-owned Subsidiary of Essex.

“Essex Owned Intellectual Property” shall mean any Intellectual Property that is owned by an Essex Entity or any Affiliate thereof and used or useable in the Essex WW Business including, as applicable, the Essex Proprietary Software.

“Essex Owned Real Property” shall mean each parcel of real property which an Essex Entity owns (together with all fixtures and improvements thereon) and is used in the operation of the Essex WW Business.

“Essex Parties” shall mean, collectively, Superior, Essex, and Essex Netherlands, once it becomes a party to this Agreement.

“Essex Pension Trustee” means Essex Pension Trustees Limited, a private limited company organized under the laws of England and Wales, and registered under number 3527717 in the Register of Companies for England and Wales.

“Essex Pension Trustee Shares” means all of the issued and outstanding Shares of capital stock of Essex Pension Trustee.

“Essex Permitted Affiliate Payable” shall mean trade accounts payable owed by an Essex WW Entity to an Affiliate, incurred in the ordinary course of business, to the extent the invoice date thereon is less than 60 days before the Closing Date, and in a maximum aggregate amount of €100,000.

“Essex Proprietary Software” shall mean all Software owned by an Essex Entity and used in the operation of the Essex WW Business.

“Essex Real Property” shall mean the Essex Owned Real Property and the Essex Leased Real Property.

“Essex Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or licensed to an Essex Entity and used in the Essex WW Business.

“Essex Software” shall mean the Essex Licensed Software and the Essex Proprietary Software.

“Essex UK” means Essex International Ltd., a company organized under the laws of England and Wales.

“Essex UK Debt” shall mean all amounts owed by Essex UK to Essex other than any Essex Permitted Affiliate Payable.

“Essex UK Shares” means all of the issued and outstanding shares of capital stock of Essex UK.

“Essex UK Subsidiary” means Temple Electrical Company Limited.

“Essex WW Assets” shall mean all of the assets, properties and rights (whether tangible or intangible) of the Essex Entities used in the Essex WW Business.  For the avoidance of doubt, Essex WW Assets shall not include any assets of Essex located in North America.

“Essex WW Business” shall mean the manufacture, distribution and sale of magnet wire and related products by any Essex Entity through facilities in Europe.

“Essex WW Contract” shall mean any Contract related to the Essex WW Business to which an Essex Entity is a party.

“Essex WW Customers” shall any mean customer of the Essex WW Business that accounted for more than £75,000 of all sales of Essex WW Business during the twelve (12)-month period ended December 31, 2004 and any customer of the Essex WW Business that is expected to account for more than £75,000 of all sales of the Essex WW Business during the six (6) month period that will end June 30, 2005.

“Essex WW Entities” shall mean, collectively, Essex UK, Essex Pension Trustee and their respective Subsidiaries.

“Essex WW Suppliers” shall mean any supplier of goods or services to the Essex WW Business which were paid in the aggregate more than £ 75,000 during the twelve (12)-month period ended December 31, 2004 and any supplier of goods or services to the Essex WW Business to which Essex expects to pay in the aggregate more than £ 75,000 during the six (6)-month period that will end June 30, 2005.

“Flytex” means Nexans Winding Wire S.A.S. (formerly Flytex), a French société par actions simplifiée.

“Flytex Shares”  shall mean all of the issued and outstanding shares of capital stock of Flytex.

“French GAAP” means French generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Nexans as of and for the year ended December 31, 2004 in accordance with Regulation 99-02 of the French National Accounting Council (Conseil national de la comptabilité).

“French Predrawn Copper Wires Agreement” shall mean the agreement for the purchase of predrawn copper wires between Nexans Wires and Flytex in the form attached hereto as Exhibit 1.1.11.

“French Services Agreement” shall mean the agreement for services between Nexans Wires and Flytex substantially in the form attached hereto as Exhibit 1.1.12.

“French Winding Wires Division”  shall mean the division of Nexans Wires engaged in the business of manufacturing, selling and distributing magnet wire, enamels, varnishes and related products.

“German Newco” shall mean Lacroix & Kress Winding Wires GmbH, a German private limited company.

“German Newco Shares” shall mean all of the issued and outstanding shares of capital stock of German Newco.

“German Predrawn Copper Wires Agreement” shall mean the agreement for the purchase of predrawn copper wires between L&K and German Newco in the form attached hereto as Exhibit 1.1.13.

“German Services Agreement” shall mean the agreement for services between L&K and German Newco substantially in the form attached hereto as Exhibit 1.1.14.

“German Winding Wires Division” shall mean the division of L&K engaged in the business of manufacturing, selling and distributing magnet wire, enamels, varnishes and related products.

“Governmental Entity” shall mean any governmental or regulatory authority, court, agency, commission, body or analogous similar entity.

“Hazardous Materials” means (i) any pollutant, chemical or substance, (ii) any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or (iii) any hazardous substance, material or waste, whether solid, liquid or gas, in each case that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Hi-Wire” means Hi-Wire Limited, a company organized under the laws of England and Wales.

“Hi-Wire Shares” shall mean all of the issued and outstanding shares of capital stock of Hi-Wire.

“Indemnified Parties” shall mean either the Essex/JV Indemnified Parties or the Nexans/JV Indemnified Parties, as applicable.

“Independent Expert” means an independent expert designated pursuant to Section 8.11.6.

“Initial Net Equity Value” shall mean an amount equal to € 39,700,000, as adjusted pursuant to Section 2.7.

“Intellectual Property” shall mean any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IP License Agreements” shall mean the following agreements:

(i)                     Nexans Trademark License Agreement from Nexans to the JV Holding Company (for brand) in the form attached hereto as Exhibit 1.1.15(a).

(ii)                  Essex Trademark License Agreement from Essex to the JV Holding Company (for product) in the form attached hereto as Exhibit 1.1.15(b).

(iii)               Superior Trademark License Agreement from Superior to the JV Holding Company (for brand) in the form attached hereto as Exhibit 1.1.15(c).

(iv)              Trademark License Agreement (Canada) from the JV Holding Company to Nexans Canada, Inc. (for product) in the form attached hereto as Exhibit 1.1.15(d).

(v)                 L&K Patent License Agreement from L&K to the JV Holding Company in the form attached hereto as Exhibit 1.1.15(e).

(vi)              Patent License Agreement (China) from the JV Holding Company to Nexans Tiajin Magnet Wires & Cables Co. Limited in the form attached hereto as

Exhibit 1.1.15(f).

(vii)           Patent License Agreement (Canada) from the JV Holding Company to Nexans Canada, Inc. in the form attached hereto as Exhibit 1.1.15(g).

(viii) Patent License Agreement from German Newco to Nexans Canada, Inc. in the form attached hereto as Exhibit 1.1.15(h).

(ix)                Patent Cross-License Agreement between the JV Holding Company and Essex Technologies in the form attached hereto as Exhibit 1.1.15(i).

(x)                   R&D Services Agreement between Nexans and the JV Holding Company in the form attached hereto as Exhibit 1.1.15(j).

(xi)                Trademark Assignment Agreement from Nexans to the JV Holding Company in the form attached hereto as Exhibit 1.1.15(k).

(xii)             Intellectual Property Assignment Agreement from Nexans to the JV Holding Company in the form attached hereto as Exhibit 1.1.15(l).

(xiii)          GRA Termination Agreement between Nexans, Superior, the JV Holding Company, Flytex, German Newco, Nexans Portugal and Hi-wire, in the form attached hereto as Exhibit 1.1.15(m).

“Joint Venture” shall mean the JV Holding Company and its Subsidiaries.

“Knowledge” or any similar phrase shall mean, with respect to Essex, the actual knowledge (without any duty of inquiry) of Stephen Carter, David Aldridge, Denys Gounot, Barbara Blackford, Mary Love Sullenberger, Allison Brantley, David Siegel, James Cassella, Greg Desautels, Tracye Gilleland, John Swindell, John Pye and David Cummings, and, with respect to Nexans, the actual knowledge (without any duty of inquiry) of Michel Mayoud (Managing Director Winding Wires Europe Activity), Renaud Fauvarque (Controller Winding Wires Europe Activity), Jean-Claude Bardy (Sales Director Winding Wires Europe Activity), Pierre-Yve Le Tiec (Industrial Director & Plant Manager Chauny (Nexans Winding Wires)), Edouard de Chalendar (Plant Manager Mâcon (Nexans Winding Wires)), Willy Schaumburg (General Manager Lacroix & Kress Winding Wires GmbH), Gerry Wolfe (President, Nexans Portugal & General Manager, Business Unit for fine wires), Valery Mercier (Managing Director Varnish Activity), Frederic Vincent, Jean-Pierre Reichenbach, Vincent Pouillard, Patrick Noonan, Magali Valat, Nicole Mansell, Geraldine Caillet, and Christian Velten - Jameson.

“Laws” shall mean all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

“Licenses” shall mean all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals,

exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Management Services Agreement” shall mean the agreement for management services between Superior and the JV Holding Company in the form attached hereto as Exhibit 1.1.18.

“Material Adverse Effect” shall mean, (i) with respect to the Nexans WW Business, any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is reasonably likely to result in a reduction in the projected Adjusted EBITDA of the Nexans WW Business as contained in the Business Plan of more than 20% in the 18 month period from July 1, 2005 to December 31, 2006 (determined without taking into account insurance recoveries or other non-recurring revenues resulting from such state(s) of facts, change(s), event(s), effect(s) or occurrence(s)); or (ii) with respect to the Essex WW Business, any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is reasonably likely to result in a reduction in the projected Adjusted EBITDA of the Essex WW Business as contained in the Business Plan of more than €500,000 in the 18 month period from July 1, 2005 to December 31, 2006 (determined without taking into account insurance recoveries or other non-recurring revenues resulting from such state(s) of facts, change(s), event(s), effect(s) or occurrence(s)).

“Nexans Benefit Plans” shall mean each Employee Benefit Plan covering an employee involved in the Nexans WW Business which is sponsored or maintained by a Nexans Entity or to which a Nexans Entity makes or has made, or has or has had an obligation to make, contributions (other than contributions to public pension, health insurance and other social systems of general application that are mandatory by law or national collective bargaining agreements).

“Nexans Capital Employed” shall mean the book value of the assets of Flytex, German Newco, Hi-Wire and Nexans Portugal and their respective Subsidiaries (after reflecting an asset impairment charge of €20 million, of which €10 million shall be deemed to be recorded on the Closing Date and €10 million shall be deemed to be recorded as of July 1, 2005, with any resulting change in depreciation charges being applied pro rata among all fixed assets of the Nexans WW Business in accordance with their net book value prior to such deemed impairment charge) less the liabilities (other than Nexans Closing Indebtedness) of the Nexans WW Entities and their respective Subsidiaries, determined as of the Closing Date from the Nexans Closing Balance Sheet.  Notwithstanding the foregoing, any indebtedness owed by Nexans or one of its Affiliates (other than a Nexans WW Entity) to a Nexans WW Entity as of the Closing Date, which is to be paid on the Closing Date pursuant to Section 2.3.4, shall not be considered assets of Flytex, German Newco, Hi-Wire or Nexans Portugal for purposes of calculating the Nexans Capital Employed.

“Nexans Closing Balance Sheet” shall mean the unaudited, combined balance sheet of the Flytex, German Newco, Hi-Wire, Nexans Portugal and their respective Subsidiaries as of the Closing Date (after giving effect to the transactions that will take place on the Closing Date pursuant to this Agreement), to be prepared in accordance with French GAAP, applied on a basis consistent with the principles applied in the Nexans Statement of Capital Employed as of December 31, 2004 and June 30, 2005, with actual numbers instead of estimated numbers.

“Nexans Closing Indebtedness” shall mean any indebtedness of the Nexans WW Entities with respect to (a) borrowed money, (b) notes payable, (c) capital leases, installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of assets and (d) any financial liabilities (dettes financières), including any interest accrued thereon and prepayment or similar penalties and expenses as of the Closing Date, except for (i) the indebtedness under Nexans Portugal’s loans from the Portuguese Agency for Investment, the Institute for Support of Small and Medium Enterprises, and Banco Commercial Português, S.A. and (ii) indebtedness under the Subordinated Promissory Note.  For the avoidance of doubt, Nexans Closing Indebtedness shall not include (i) any trade accounts payable owed to unaffiliated third parties, incurred in the ordinary course of business, or (ii) any Nexans Permitted Affiliate Payable, which is treated as an account payable for purposes of Nexans Capital Employed.

“Nexans Entities” shall mean, collectively, the Nexans Parties, Flytex, German Newco, Hi-Wire, Nexans Portugal and their Subsidiaries.  Each Nexans Party and each of Flytex, German Newco, Hi-Wire and Nexans Portugal is sometimes referred to individually herein as a “Nexans Entity”.

“Nexans Excluded Assets” shall mean the assets, properties and rights listed on Schedule 1.1.2.

“Nexans Extended Management Committee” means the committee consisting of the senior management of the Nexans WW Business, the members of which are listed the Schedule 1.1.3.

“Nexans Facility” means the winding wire and related facilities at: Chauny, France; Macon, France; Bramsche, Germany; Arolsen, Germany; Normanton, United Kingdom; Viano do Castelo, Portugal and the varnish facility at Meyzieu, France.

“Nexans Facility Restructuring Costs” means the actual pre-tax restructuring costs reflected (including through addition to reserves) in the US GAAP consolidated income statement of the Joint Venture, in connection with the closing or downsizing of a Nexans Facility.  Such costs shall include costs incurred in connection with a sale or other similar disposition of such Nexans Facility, and shall be offset by any gain or increased by any loss from such sale or disposition.  For the purposes of the foregoing, in the event of any restructuring of the U.K. distribution business of the Joint Venture (whether originally part of the Nexans WW Business or the Essex WW Business), half of the cost of the restructuring shall be deemed to be Nexans Facility Restructuring Costs, whether or not they relate to a Nexans Facility.

“Nexans Facility Restructuring Cost Limit” means, for any period the greater of:

(i) the excess, if any, of (A) €10,000,000, plus the amount of the Restructuring Reserves, less any such restructuring costs actually charged against the Restructuring Reserve (or any other reserve established in the opening US GAAP consolidated balance sheet of the Joint Venture), over (B) the amount of Nexans Facility Restructuring Costs added to Adjusted EBITDA in all prior periods, and

(ii) the amount by which the Nexans Facility Restructuring Costs for such period cause the aggregate Nexans Facility Restructuring Costs for the financial year in which such period occurs to exceed €1,000,000.

“Nexans Financial Statements” shall mean the Nexans Statements of Capital Employed and Nexans Statements of Operating Income.

“Nexans German Benefit Plans” shall mean the Nexans Benefit Plan covering employees involved in the Nexans WW Business in Germany.

“Nexans Intellectual Property” shall mean any Nexans Owned Intellectual Property and any Nexans Licensed Intellectual Property.

“Nexans Leased Real Property” shall mean each parcel of real property used in the Nexans WW Business which is not owned by a Nexans Entity (together with all fixtures and improvements thereon).

“Nexans Licensed Intellectual Property” shall mean any Intellectual Property that is licensed by an unrelated third party to a Nexans Entity or any Affiliate thereof and used or useable in the Nexans WW Business, including, as applicable, the Nexans Licensed Software.

“Nexans Licensed Software” means all Software (other than Nexans Proprietary Software) used by a Nexans Entity in connection with the Nexans WW Business.

“Nexans Material Required Consent” means each Nexans Required Consent listed in Exhibit 1.1.19 hereto.

“Nexans Owned Intellectual Property” shall mean any Intellectual Property that is owned by a Nexans Entity or any Affiliate thereof and used or useable in the Nexans WW Business, including, as applicable, the Nexans Proprietary Software.

“Nexans Owned Real Property” shall mean each parcel of real property which a Nexans Entity owns (together with all fixtures and improvements thereon) and is used in the operation of the Nexans WW Business including, for the avoidance of doubt, all heritable building rights, but excluding real property leased pursuant to the Normanton Lease, Chauny Lease and the Bramsche Real Estate Agreement.

“Nexans Parties” shall mean, collectively, Nexans, Participations, Nexans Wires, and L&K.

“Nexans Permitted Affiliate Payable” shall mean (i) trade accounts payable for products and services (A) of a type contemplated by the Ancillary Documents and (B) in amounts for all goods and services (other than the sale of copper rod or bare wire) not to exceed €1 million, and (C) provided that the account payable for the sale of copper rod or bare wire shall not exceed €3 million, such account payable for the sale of copper to have a payment term of one year from the Closing Date, or (ii) accounts payable in an amount not to exceed €100,000 arising under the Agency Agreement dated July 1, 2002 (as amended), between Nexans Wires and Nexans Iberia SL, in each case owed by a Nexans WW Entity to an Affiliate, to the extent the invoice date thereon is less than 60 days before the Closing Date.

“Nexans Portugal” means Nexans Portugal Fios Esmaltados, Unipessoal, Limitada, a company organized under the laws of Portugal.

“Nexans Portugal Shares” shall mean all of the issued and outstanding shares of capital stock of Nexans Portugal.

“Nexans Proprietary Software” shall mean all Software owned by a Nexans Entity and used in the operation of the Nexans WW Business.

“Nexans Real Property” shall mean the Nexans Owned Real Property, the Nexans Leased Real Property and the real property that is leased (or licensed in the case of Normanton) to the Nexans WW Business pursuant to the Bramsche Real Estate Agreement, the Chauny Lease and the Normanton Lease (together with all fixtures and improvements thereon).

“Nexans Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or licensed to a Nexans Entity and used in the Nexans WW Business.

“Nexans Software” shall mean the Nexans Licensed Software and the Nexans Proprietary Software.

“Nexans Statement of Capital Employed” shall mean each of the unaudited, pro forma combined statements of capital employed as of December 31, 2004 and June 30, 2005, respectively, for the Nexans WW Business, with the attached annexes and notes, as set forth in Exhibit 1.1.20.

“Nexans Statement of Operating Income” shall mean each of the unaudited, pro forma combined statements of operating income for the year ended December 31, 2004 and for the three months ended June 30, 2005, respectively, with the attached annexes and notes and set forth as Exhibit 1.1.21.

“Nexans WW Assets” shall mean all of the assets, properties and rights (whether tangible or intangible) of the Nexans Entities used in the Nexans WW Business.

“Nexans WW Business” shall mean the manufacture, distribution and sale of magnet wire, varnishes, enamels and related products by any Nexans Entity through facilities in Europe.

“Nexans WW Contract” shall mean any Contract related to the Nexans WW Business to which a Nexans Entity is a party.

“Nexans WW Customer” shall mean any customer of the Nexans WW Business that accounted for more than €500,000 of sales of the Nexans WW Business during the twelve

(12)-month period ended December 31, 2004 and any customer of the Nexans WW Business that is expected to account for more than €500,000 of sales of the Nexans WW Business during the six (6) month period that will end June 30, 2005.

“Nexans WW Entities” shall mean, collectively, Flytex, German Newco, Nexans Portugal and Hi-Wire and their respective Subsidiaries.

“Nexans WW Suppliers” shall mean any supplier of goods or services to the Nexans WW Business which were paid in the aggregate more than €500,000 during the twelve (12)-month period ended December 31, 2004 and any supplier of goods or services to the Nexans WW Business which were paid in the aggregate more than €500,000 during the six- (6) month period ended June 30, 2005.

“Normanton Lease” shall mean the license in the form attached hereto as Exhibit 1.1.22.

“Permitted Encumbrances” shall mean, as to any Person, (i) mechanics’, carriers’, workers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of business for sums not yet due and payable or which liens are being contested by such Person in good faith, and (ii) liens for Taxes not yet due and payable or which are being contested in good faith by such Person.

“Person” shall mean any natural person or Entity.

“Production Asset” shall mean any (i) product line and customer contracts constituting a part thereof, or (ii) manufacturing facility or plant, or (iii) any other group of related assets used in production and sufficient to permit production of marketable goods and services on an autonomous basis without other production assets.

“Purchase Accounting Adjustment Amount” shall mean, for any period, any charge recorded in the US GAAP consolidated income statement of the Joint Venture for the write-down of the carrying value of the copper component of inventory that is included in the assets on the Nexans Closing Balance Sheet, but only to the extent that the aggregate amount of such charges after the Closing Date is less than or equal to the excess of (i) the book value of such copper component of inventory in the US GAAP opening balance sheet of the Joint Venture, over (ii) the book value of such copper component of inventory in the Nexans Closing Balance Sheet.

“Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

“Restructuring Reserve” means the reserve for restructuring costs at Nexans Facilities reflected in the liabilities in the Nexans Closing Balance Sheet, which reserve was approximately €2 million as of December 21, 2004 and has been and will be reduced to the extent used prior to the Closing.

“SCCC” means Société de Coulée Continue de Cuivre, a French société par actions simplifiée.

“Shareholders Agreement” shall mean the Shareholders Agreement to be entered into at Closing by and among Superior, Essex Netherlands, Nexans, Participations and the JV Holding Company, in the form set forth in Exhibit 1.1.25.

“SLC” means Société Lensoise de Cuivre, a French société par actious simplifée.

“Software” shall mean any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” shall mean, as to any Person, any Entity (i) of which such Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions.

“Superior Credit Agreement” means the Credit Agreement, dated November 10, 2003, between Superior Essex Communications LLC, Essex Group, Inc., the Financial Institutions party thereto from time to time, Fleet Capital Corporation, General Electric Capital Corporation, Fleet Securities, Inc. and GECC Capital Markets Group, Inc., as amended or supplemented from time to time.

“Superior Indenture” means the Indenture, dated as of April 14, 2004, between Superior Essex Communications LLC, Essex Group, Inc., the Guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee, as amended or supplemented from time to time.

“Taxes” shall mean all income, profits, franchise, license, trade, gross receipts, alternative or add-on minimum, environmental, customs duty, capital stock, severance, documentary, stamp, registration, payroll, sales, use, employment, unemployment, disability, property, net worth, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all surcharges, interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Total Outstanding Shares” shall mean, from time to time, the number of shares of capital stock of the JV Holding Company issued and outstanding.

“Transfer Taxes” shall mean all sales, use, value added, documentary, stamp, registration or similar Taxes that may be imposed in connection with the transfers contemplated by this Agreement, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“UK GAAP” means United Kingdom generally accepted accounting principles, applied on a basis consistent with the unaudited consolidated financial statements of Essex UK as of and for the year ended December 31, 2004, in accordance with applicable requirements of the relevant bodies governing accounting standards in the United Kingdom.

“UK Services Agreement” shall mean the agreement for services between Hi-Wire and Tri-Wire Limited substantially in the form attached hereto as Exhibit 1.1.26.

“US GAAP” means United States generally accepted accounting principles, applied during the relevant period on a basis consistent with the consolidated financial statements included by Superior in its periodic reports filed with the U.S. Securities and Exchange Commission.

1.2                                 Other Defined Terms.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Additional Cash Consideration	2.7.1
Capital Employed Note	2.6.4
CDR Rules	8.11.2
Claim Notice	7.5
Closing	2.4
Closing Date	2.4
CPA Firm	2.6.3
Customer Forward Sale Obligations	4.12
2006 EBITDA Targets	2.7.1
Equity Adjustment Amounts	2.7.1
Essex	Preamble
Essex Deductible	7.3.2
Essex Material Required Consent	3.2.4
Essex Material Required Consents	3.2.4
Essex Personal Property	3.2.6
Essex/JV Indemnified Parties	7.2.1
Final Order	5.1.1
French Spin-Off	3.1.28
French Spin-Off Agreement	3.1.28
German Restructuring	3.1.29
German Transfer Agreement	3.1.29
Governmental Antitrust Authority	4.3.1
Governmental Filings	4.3.1
Indemnifying Party	7.5
Independent Expert	8.11.6
Italian WW Customers	4.7
Joint Venture	Recitals
JV Holding Company	Recitals

Term	Section

L&K	Preamble
Losses	7.2.1
Nexans	Preamble
Nexans Deductible	7.2.2
Nexans Personal Property	3.1.6
Nexans Required Consent	3.1.4
Nexans Required Consents	3.1.4
Nexans Wires	Preamble
Nexans/JV Indemnified Parties	7.3.1
Nondisclosure Agreement	4.1.3
Notice Period	7.5
Order	5.1.2
Participations	Preamble
Potential Contributor	7.7
Resolution Period	2.6.2
Resolved Items	2.6.2
Subordinated Note	2.2.6
Superior	Preamble
Termination Date	6.1(d)
UNCITRAL	8.11.3
Unresolved Items	2.6.3

1.3                                 Other Definitional Provisions.

(a)                                  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  The terms “Euros” and “€” shall mean the common currency of the European Union.

(d)                                 References herein to a specific Section, Exhibit or Schedule shall refer, respectively, to Sections, Exhibits or Schedules of this Agreement, unless the express context otherwise requires.

(e)                                  The words “include,” “includes,” and “including” when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(f)                                    Any reference herein to any Law or to any Ancillary Document involving the parties hereto or their Subsidiaries, shall be deemed to include a reference to any such law, rule, regulation, order or other act or any such document, in each case as it may be amended or supplemented from time to time.  Reference to any Law in any representation or warranty made herein shall be deemed to be a reference to such Law as in effect on the date as of which such representation or warranty is given unless another date or time period is referred to or specified.  Reference to any Law in the indemnification provisions of Article VII of this Agreement shall be to such law as in effect on the relevant date or dates up to the Closing Date.

1.4                                 US GAAP Financial Statements.

(a)                                  The JV Holding Company shall prepare consolidated annual and quarterly financial statements for the Joint Venture in accordance with US GAAP (in addition to any other financial statements required by applicable Law).  The annual US GAAP financial statements shall be audited by an independent accounting firm of recognized international standing (which may be the independent auditor of Superior).  Certain of the accounting terms used in this Agreement, the Shareholders Agreement and the Subordinated Note are to be determined in accordance with US GAAP.

(b)                                 Certain principles and practices to be initially applied in the preparation of the Joint Venture’s consolidated financial statements under US GAAP are described in Exhibit 1.4 hereto.  Exhibit 1.4 is intended to reflect selected accounting principles and practices, but the parties understand and agree that it does not constitute an exhaustive list of all accounting principles and practices that may be material to the preparation of such financial statements. Essex agrees to provide to Nexans prompt notice of any change in the application of US GAAP by Superior (whether as a result of a change in generally applicable accounting principles or in the principles or practices applied by Superior, and whether or not reflected on Exhibit 1.4) that would, when applied to the consolidated financial statements of the Joint Venture, have an impact on the determination of amounts under this Agreement, the Shareholders Agreement and/or the Subordinated Note.  The parties shall negotiate in good faith with a view to adapting the terms of this Agreement, the Shareholders Agreement or the Subordinated Note, as applicable, so as to maintain the economic rights and obligations of the parties hereunder and thereunder; provided that for any period beginning after the close of the 2006 financial year, such an adaptation shall only be required if the Joint Venture changes the accounting principles that it applies (but not (i) as a result of a mandatory change in United States generally accepted accounting principles or (ii) if the Joint Venture changes its practices under then existing accounting principles).   If the parties are unable to agree whether an adaptation is required pursuant to this Section 1.4(b), or are unable to agree on the terms of such adaptation, in each case within thirty days of the date on which Essex is required to provide the notice referred to above, either party may request that the matter be finally determined by an Independent Expert in accordance with Section 8.11.6.

ARTICLE II
CONTRIBUTIONS AND CLOSING TRANSACTIONS

2.1                                 Pre-Closing Transactions.

2.1.1                        Essex Contributions to Essex Netherlands.  Prior to the Closing, Essex shall create Essex Netherlands (if not in existence), cause Essex Netherlands to become a party to this Agreement by an accession agreement in form and substance reasonably satisfactory to Nexans, and contribute the Essex UK Shares, the Essex Pension Trustee Shares and the Essex UK Debt to Essex Netherlands.

2.1.2                        JV Holding Company.

(a)                                  The JV Holding Company is a société par actions simplifiée, all of the shares of which are owned, as of the date hereof, by Participations. Nexans shall ensure that the JV Holding Company shall not have, prior to the sale to Essex Netherlands contemplated in Section 2.1.2(b), and Essex shall ensure that the JV Holding Company shall not incur, after such sale and prior to the Closing, any assets, liabilities or obligations of any nature other than those incident to its formation, the amount of its shareholders’ equity of €56,542 and those liabilities resulting from the transactions described in this Article II.

(b)                                 Prior to the Closing, Essex Netherlands shall purchase from Nexans, and Nexans shall sell to Essex Netherlands, 51% of the outstanding share capital of the JV Holding Company for a price of €28,836.42.

(c)                                  Prior to the Closing, the parties shall cause the JV Holding Company to, and shall cause the by-laws of the JV Holding Company to be amended from time to time to, comply at all times with the provisions of this Agreement.  Prior to the Closing, the JV Holding Company shall file with the US Internal Revenue Service such elections and consents as are necessary to cause the JV Holding Company to be treated as a partnership for U.S. income tax purposes.

2.1.3                        Partial Repayment of Essex UK Debt.  Prior to the Closing, Essex Netherlands shall cause such amount of the Essex UK Debt to be forgiven or repaid as shall be necessary to cause the remaining amount of the Essex UK Debt to equal € 9,000,000.

2.1.4                        Chauny Lease.  Prior to the Closing, Flytex and Nexans Wires shall enter into the Chauny Lease.

2.2                                 Transactions to be completed at Closing.  On the terms and subject to the conditions set forth herein, the following transactions shall occur at the Closing.

2.2.1                        Essex Netherlands Subscription.  The shareholders of the JV Holding Company shall approve a capital increase of the JV Holding Company to which Essex Netherlands will subscribe in the amount of €23.8 million (including issue premium).  In connection with such capital increase, the JV Holding Company shall issue new shares to Essex Netherlands, so that Essex Netherlands will hold 59% of the issued and outstanding share capital of the JV Holding Company (after taking into account the capital increase to be subscribed to by Participations pursuant to Section 2.2.4).  Essex Netherlands shall pay for its shares of the JV Holding Company in cash to a special account of the JV Holding Company that will be used by the JV Holding Company to make the contribution payments required under Sections 2.2.3 and 2.2.7, respectively.

2.2.2                        Purchase by JV Holding Company of Essex UK and Essex Pension Trustee.  The JV Holding Company shall purchase from Essex Netherlands and Essex Netherlands shall sell to the JV Holding Company for €2 in cash all of its right, title and interest in and to the Essex UK Shares and the Essex Pension Trustee Shares, free and clear of all Encumbrances.  Following such purchase and sale, the Joint Venture will own all of the Essex WW Assets, other than the Essex Excluded Assets.

2.2.3                        JV Holding Company Subscription for Stock in Essex UK.  The JV Holding Company shall contribute €9,000,000 to Essex UK in exchange for additional shares of capital stock in Essex UK.  Essex UK shall use such additional funds to repay the remaining outstanding balance of the Essex UK Debt.

2.2.4                        Nexans Subscription.  The shareholders of the JV Holding Company shall approve a capital increase of the JV Holding Company to which Participations shall subscribe, in an amount of €16.54 million (including issue premium).  In connection with such capital increase, the JV Holding Company shall issue new shares to Participations, so that Participations will hold 41% of the issued and outstanding share capital of the JV Holding Company.  Participations shall pay for its shares of the JV Holding Company in cash to a special account of the JV Holding Company that will be used by the JV Holding Company to make the payments required under Section 2.2.7.

2.2.5                        Borrowing under Credit Facility.  The parties shall cause the JV Holding Company to enter into the Credit Facility.  The parties shall cause the JV Holding Company to borrow €20 million under the Credit Facility (including by way of sale of receivables by the JV Holding Company or its Subsidiaries) in funds immediately available at Closing.

2.2.6                        Subscription of Subordinated Note.  Nexans shall subscribe for a promissory note in the principal amount of €11,300,000 in the form attached hereto as Exhibit 2.2.6 (the “Subordinated Note”), by paying €11.3 million in cash in immediately available funds to German Newco, and German Newco shall issue the Subordinated Note to Nexans, and the JV Holding Company shall execute the Subordinated Note as guarantor.

2.2.7                        Purchase by the JV Holding Company of Nexans Assets.  The JV Holding Company shall purchase from Nexans, Participations, Nexans Wires and L&K, as applicable, and Nexans, Participations, Nexans Wires and L&K shall sell to the JV Holding Company, for the Cash Consideration, (i) all of its right, title and interest in and to the Flytex Shares, free and clear of all Encumbrances, (ii) all of its right, title and interest in and to the German Newco Shares, free and clear of all Encumbrances, (iii) all of its right, title and interest in and to the real property described on Exhibit 2.2.7, free and clear of all indebtedness and Encumbrances (and the JV Holding Company hereby instructs L&K to transfer such real property directly to German Newco after the shares of German Newco have been transferred to the JV Holding Company), (iv) all of its right, title and interest in and to the Hi-Wire Shares, free and clear of all Encumbrances, (v) all of its right, title and interest in and to the Nexans Portugal Shares, free and clear of all Encumbrances and (vi) all of the right, title and interest of each Nexans Entity in and to the Nexans Owned Intellectual Property and the Nexans Licensed Intellectual Property, free and clear of all Encumbrances, except to the extent owned by the Nexans WW Entities and except for the items listed on Schedule 3.1.21.  Following such purchase and sale, the Joint Venture will own all of the Nexans WW Assets, other than the Nexans Excluded Assets.

2.2.8                        Ancillary Documents. Essex and Nexans shall enter into, or cause their Affiliates to enter into (as applicable), the Ancillary Documents to which they are party.

2.3                                 Closing and Other Indebtedness; Affiliate Payables.

2.3.1                        Essex Closing Indebtedness; Affiliate Payables.  At or prior to the Closing, to the extent not repaid pursuant to Sections 2.1.3, Essex shall cause (a) all of the Essex Closing Indebtedness to be repaid in full or otherwise extinguished and (b) all payables and other amounts owed by an Essex WW Entity to an Affiliate, other than Essex Permitted Affiliate Payables, to be repaid in full or otherwise extinguished.

2.3.2                        Nexans Closing Indebtedness; Affiliate Payables.  At or prior to the Closing, Nexans shall cause (a) all of the Nexans Closing Indebtedness to be repaid in full or otherwise extinguished (except Nexans Closing Indebtedness referred to in Section 2.3.3) and (b) all payables and other amounts owed by a Nexans WW Entity to an Affiliate, other than Nexans Permitted Affiliate Payables, to be repaid in full or otherwise extinguished.

2.3.3                        Nexans Intercompany Closing Indebtedness.  Immediately following the completion of the purchase and sale contemplated in Section 2.2.7, the parties shall cause the JV Holding Company or its Subsidiaries to repay to Nexans or its Affiliates an amount of Nexans Closing Indebtedness owed to Nexans or its Affiliates not to exceed €62 million.  Nexans shall notify Essex at least one Business Day prior to the Closing Date of the amount of such indebtedness to be repaid and the party to which such repayment is to be made.

2.3.4                        Payment of Amounts Owed to Nexans WW Entities.  In the event that Nexans or any of its Affiliates (other than a Nexans WW Entity) is the borrower under any indebtedness owed to a Nexans WW Entity (whether under any cash pooling arrangement or otherwise), Nexans or such Affiliate shall pay such indebtedness on the Closing Date, simultaneously with the payment of the Nexans Closing Indebtedness referred to in Section 2.3.3.

2.4                                 Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at Paul, Hastings, Janofsky & Walker LLP, 30, avenue de Messine 75008, Paris, France, or at such other location or locations as the parties hereto may otherwise agree, on (a) August 31, 2005, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, or (b) if such conditions are not satisfied or waived on August 31, 2005, on the last day of the calendar month in which such conditions are satisfied or waived, or (c) at such other time and place as the parties may mutually agree.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.5                                 Closing Deliveries.

(a)                                  At the Closing, the Essex Parties, as applicable, shall deliver to the JV Holding Company or Nexans, as applicable,

(i)                                     a certificate executed by a duly authorized officer of Essex as to compliance with the conditions set forth in Sections 5.3.1 and 5.3.2 hereof;

(ii)                                  the Ancillary Documents to which it is contemplated that an Essex Party will be a party;

(iii)                               a written instrument signed by Essex Netherlands, Participations and the JV Holding Company to the effect that the JV Holding Company has received and acknowledges having notice of the provisions of the Shareholders Agreement, that transfers of shares of the JV Holding Company made in accordance with the Shareholders Agreement have received the consent of Essex Netherlands and Participations (which consent may not be revoked without the approval of both of them), and that capital increases effected in accordance with the Shareholders Agreement have received the consent of Essex Netherlands and Participations (which consent may not be revoked without the approval of both of them);

(iv)                              stock transfer forms and other conveyance documents necessary to transfer the Essex UK Shares to the JV Holding Company; and

(v)                                 all other documents required to be entered into by an Essex Party pursuant hereto or reasonably requested by Nexans to consummate the transactions contemplated hereby.

(b)                                 At the Closing, the Nexans Parties, as applicable, shall deliver to the JV Holding Company or Essex, as applicable,

(i)                                     a certificate executed by a duly authorized officer of Nexans as to compliance with the conditions set forth in Sections 5.2.1 and 5.2.2 hereof;

(ii)                                  such deeds, instruments of assignment, certificates of title and other conveyance documents as are reasonably requested by Essex in order to effectuate the conveyance, transfer and assignment to (A) German Newco of the real property described on Exhibit 2.2.7;  and (B) the JV Holding Company of the Nexans Registered Intellectual Property included in the Nexans Owned Intellectual Property required to be transferred pursuant to Section 2.2.7.

(iii)                               the Ancillary Documents to which it is contemplated that a Nexans Party will be a party;

(iv)                              a written instrument signed by Essex Netherlands, Participations and the JV Holding Company to the effect that the JV Holding Company has received and acknowledges having notice of the provisions of the Shareholders Agreement, that transfers of shares of the JV Holding Company made in accordance with the Shareholders Agreement have received the consent of Essex Netherlands and Participations (which consent may not be revoked without the approval of both of them), and that capital increases effected in accordance with the Shareholders Agreement have received the consent of Essex Netherlands and Participations (which consent may not be revoked without the approval of both of them);  and

(v)                                 all other documents required to be entered into by a Nexans Party pursuant hereto or reasonably requested by Essex to consummate the transactions contemplated hereby.

(c)                                  At the Closing, the parties shall cause the JV Holding Company and its Subsidiaries to deliver to the applicable Essex Entities or Nexans Entities the following:

(i)                                     the Subordinated Note;

(ii)                                  the Cash Consideration;

(iii)                               the Ancillary Documents to which it is contemplated that it will be a party;

(iv)                              the Credit Facility;

(v)                                 a written instrument signed by Essex Netherlands, Participations and the JV Holding Company to the effect that the JV Holding Company has received and acknowledges having notice of the provisions of the Shareholders Agreement, that transfers of shares of the JV Holding Company made in accordance with the Shareholders Agreement have received the consent of Essex Netherlands and Participations (which consent may not be revoked without the approval of both of them), and that capital increases effected in accordance with the Shareholders Agreement have received the consent of Essex Netherlands and Participations (which consent may not be revoked without the approval of both of them);

(vi)                              stock transfer forms and other conveyance documents necessary to transfer the Hi-Wire Shares, the Flytex Shares, the Nexans Portugal Shares and the German Newco Shares to the JV Holding Company; and

(vii)                           all other documents required to be entered into by the JV Holding Company pursuant hereto or reasonably requested by Essex or Nexans to consummate the transactions contemplated hereby.

2.6                                 Capital Employed.

2.6.1                        As soon as practicable, but in no event later than fifty (50) days following the Closing Date, Essex shall cause the JV Holding Company to deliver to each of Essex and Nexans the Essex Closing Balance Sheet and the Nexans Closing Balance Sheet, together with statements of Essex Capital Employed and Nexans Capital Employed.

2.6.2                        After the delivery of the documents set forth in Section 2.6.1, Essex and Nexans shall each have thirty (30) days to review them.  Essex and Nexans shall each, and Essex shall cause the JV Holding Company to, provide the others and their authorized representatives reasonable access during normal business hours to all of their and their Subsidiaries’ respective books, records and employees and agents having relevant information concerning the statements of Nexans Capital Employed and the Essex Capital Employed, as well as the related balance sheets from which they are derived.  Unless Essex or Nexans delivers written notice to the JV Holding Company and to Essex or Nexans, as the case may be, on or prior to such thirtieth (30th) day, describing any objections with respect to items of Essex Capital Employed or Nexans Capital Employed with reasonable particularity, Essex and Nexans shall be deemed to have accepted and agreed to the Nexans Capital Employed and the Essex Capital Employed, respectively.  In addition, any item included in the determination of the Nexans Capital Employed or the Essex Capital Employed which is not objected to by either Essex or Nexans shall be deemed to be accepted by Essex and Nexans (the “Resolved Items”) and any amounts included within a Resolved Item shall be deemed to be final, binding, and conclusive.  If Essex or Nexans notifies the JV Holding Company of its objections to the Nexans Capital Employed or the Essex Capital Employed, as applicable, Essex, Nexans and the JV Holding Company shall, within twenty-one (21) days (or such longer period as the parties may agree) following such notice (the “Resolution Period”), attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding, and conclusive.

2.6.3                        Any amounts remaining in dispute at the conclusion of the Resolution Period (“Unresolved Items”) shall be submitted to the London office of BDO Seidman LLP (such firm being referred to as the “CPA Firm”), or, if such firm shall be unable or unwilling to serve in such capacity or if the parties shall otherwise mutually agree, such other internationally recognized firm of independent accounts mutually agreed by Essex and Nexans (and, in such case, such firm shall be deemed to be the CPA Firm), within ten (10) days after the expiration of the Resolution Period.  All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne by Essex and Nexans equally.  The CPA Firm’s determination of the Unresolved Items shall be made within thirty (30) days after the submission of the Unresolved Items to the CPA Firm, and, together with a calculation of the Essex Capital Employed and Nexans Capital Employed based upon the amount of Resolved Items and CPA Firm’s determinations of the Unresolved Items, shall be set forth in a written statement delivered to Essex, Nexans and the JV Holding Company by the CPA Firm and shall be final, binding, and conclusive on the parties for all purposes.

2.6.4                        Within five (5) Business Days following either (i) an agreement by Essex and Nexans as to the Nexans Capital Employed and the Essex Capital Employed or (ii) the CPA Firm’s determination of the Unresolved Items, the following payments shall be made:

(a)                                  If the Essex Capital Employed is greater than €10,500,000, Nexans shall pay to Essex €400,000 and the JV Holding Company shall issue to Essex a promissory note substantially in the form attached hereto as Exhibit 2.6.4 (a “Capital Employed Note”), in an aggregate principal amount equal to the lesser of (i) €500,000, and (ii) the amount by which the Essex Capital Employed exceeds €10,500,000.  If the Essex Capital Employed is between €9,500,000 and €10,500,000, Nexans shall pay to Essex an amount equal to forty percent (40%) of the difference between the Essex Capital Employed and €9,500,000.  If the Essex Capital Employed is less than €8,500,000, Essex shall pay to Nexans an amount equal to forty percent (40%) of the difference between the Essex Capital Employed and €8,500,000; and

(b)                                 If the Nexans Capital Employed is greater than €71,000,000, Superior or Essex shall pay to Participations €4,200,000 and the JV Holding Company shall issue to Participations a Capital Employed Note, in an aggregate principal amount equal to the lesser of (i) €2,000,000, and (ii) the amount by which the Nexans Capital Employed exceeds €71,000,000.  If the Nexans Capital Employed is between €64,000,000 and €71,000,000, Essex shall pay to Participations an amount equal to sixty percent (60%) of the difference between the Nexans Capital Employed and €64,000,000.  If the Nexans Capital Employed is less than €60,000,000, Nexans shall pay to Essex an amount equal to sixty percent (60%) of the difference between the Nexans Capital Employed and €60,000,000.

2.6.5                        Any amounts owed by a Party pursuant to this Section 2.6 shall be netted against any amounts owed to such Party pursuant to this Section 2.6.  In the event that Essex is required to make a net payment to Participations, such payment shall be made in consideration of the sale by Participations to Essex of shares of the JV Holding Company representing 1% of the share capital of the JV Holding Company.  If Essex is not required to make such a net payment, Essex shall purchase from Nexans Participations, for €1,000, shares of the JV Holding Company representing 1% of the share capital of the JV Holding Company.  Following such transactions, Essex shall hold 60% of the JV Holding Company and Participations shall hold 40% of the JV Holding Company.

2.7                                 Additional Adjustments.

2.7.1                        If the Joint Venture’s Adjusted EBITDA for the year ended December 31, 2006 is equal to or greater than the applicable 2006 EBITDA Target (as defined below), (a) the purchase price of the shares sold pursuant to Section 2.6.5 shall be increased by 60% of the related Equity Adjustment Amount (as defined below) (the “Additional Cash Consideration”), and paid by Superior or Essex to Nexans within five Business Days following completion of the audited financial statements of the Joint Venture for the year ended December 31, 2006 and (b) the Initial Net Equity Value shall be increased by such Equity Adjustment Amount for purposes of calculating the Put Price and Call Price (as such terms are defined in the Shareholders Agreement).

The “2006 EBITDA Targets” and the corresponding “Equity Adjustment Amounts” shall be as set forth in the table below.

2006 EBITDA Target (in millions)	Equity Adjustment Amount
€8.0 to but excluding €8.3	€2 million
€8.3 to but excluding €8.7	€3 million
€8.7 to but excluding €9.0	€4 million
Greater than or equal to 9.0	€5 million

In the event that there is a sale or disposal (or acquisition) of Production Assets (whether directly or indirectly through the sale, disposal or acquisition of a Person that owns Production Assets) which would, or is reasonably likely to, result in a reduction (or increase) in projected Adjusted EBITDA (as set forth in the Business Plan) for the year ended December 31, 2006, then the 2006 EBITDA Targets shall be adjusted to reflect the projected percentage decrease (or increase) in Adjusted EBITDA resulting from the sale (or acquisition), so as to maintain the economic rights and obligations of the parties, such adjustment to be determined by agreement by the parties or, failing such agreement, by the Independent Expert pursuant to Section 8.11.6.

2.7.2                        The Initial Net Equity Value shall be increased, for purposes of calculating the Put Price and Call Price, by the amount by which the Nexans Capital Employed (as finally determined pursuant to Section 2.6) exceeds €64,000,000 (up to a maximum of €71,000,000) or decreased by the amount by which the Nexans Capital Employed (as finally determined pursuant to Section 2.6) is less than €60,000,000.

2.7.3                        The Initial Net Equity Value shall be decreased, for purposes of calculating the Put Price and Call Price, by the amount by which the Essex Capital Employed (as finally determined pursuant to Section 2.6) is less than €8,500,000 and increased by the amount by which the Essex Capital Employed (as finally determined pursuant to Section 2.6) is greater than €9,500,000 (up to a maximum of €10,500,000).

2.8                                 Payments.  All payments required under this Article II or any other provision hereof shall, unless otherwise expressly provided herein, be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Person to which the applicable payment is due.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties of Nexans.  Nexans hereby represents and warrants to the Essex Parties as of the date hereof and as of the Closing that:

3.1.1                        Organization.

(a)               Each Nexans Entity is an Entity duly formed and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Nexans has heretofore made available to Essex true, correct and complete copies of the Charter Documents of each Nexans WW Entity as currently in effect.  Nexans has heretofore made available to Essex the corporate record books of each Nexans WW Entity with respect to actions taken by its shareholders and board of directors since January 1, 2003 (or since formation for any Entity formed after January 1, 2003). On June 17, 2005, Flytex was converted to a société par actions simplifiée.

(b)              Schedule 3.1.1(b) sets forth each Entity in which a Nexans WW Entity owns, directly or indirectly, any capital stock or other equity, security or interest.

(c)               Schedule 3.1.1(c) accurately and completely sets forth the capital structure of each Nexans WW Entity by listing thereon the number of shares of capital stock of such Nexans WW Entity, in the case of Hi-Wire, which are authorized and which are issued and outstanding and the number of shares of capital stock of such Nexans WW Entity owned by each shareholder, partner or other equity holder thereof.  Participations owns all of the Hi-Wire Shares and Nexans Portugal Shares, free and clear of all Encumbrances.  Participations owns all of the Flytex Shares, free and clear of all Encumbrances.  L&K owns all of the German Newco Shares, free and clear of all Encumbrances.  There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring any Nexans WW Entity to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.

3.1.2                        Authorization.  Each of the Nexans Entities has full corporate power and authority to execute (and, to the extent applicable, to deliver) this Agreement and the Ancillary Documents to which it is a party, as applicable, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution (and, to the extent applicable, delivery) by each Nexans Entity of this Agreement and the Ancillary Documents to which it is a party, as applicable, and the performance by each Nexans Entity of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of each Nexans Entity.  This Agreement has been, and the Ancillary Documents shall be as of the Closing Date, duly executed (and, to the extent applicable, delivered) by each Nexans Entity, as applicable, and do or shall, as the case may be, constitute the valid and binding agreements of each Nexans Entity, enforceable against it in accordance with their respective terms.

3.1.3                        Absence of Restrictions and Conflicts.  The execution, delivery (where applicable) and performance by each Nexans Entity of this Agreement and the Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the Charter Documents of such Nexans Entity, (b) except as indicated on Schedule 3.1.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Nexans Entity is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Nexans Entity is a party or by which such Nexans Entity or any of its properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to such Nexans Entity, or the Nexans WW Business, or (e) result in the creation or imposition of any Encumbrance or any asset, property or right of such Nexans Entity.

3.1.4                        Required Consents.  Schedule 3.1.4 sets forth each consent, approval, notification, waiver, authorization, order or filing (each, a “Nexans Required Consent” and collectively, the “Nexans Required Consents”) under any Law, License, or Contract to which a Nexans Entity is a party that is necessary for the execution, delivery (where applicable) and performance of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby in order to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License, or Contract.

3.1.5                        Real Property.

(a)                                  Schedule 3.1.5(a)(i) sets forth a list of all Nexans Owned Real Property and the name of the Nexans Entity which is the owner thereof.  Except as set forth on Schedule 3.1.5.(a)(ii), the applicable Nexans Entity has good and marketable, indefeasible title to the Nexans Real Property (other than Nexans Leased Real Property).

(b)                                 Schedule 3.1.5(b) sets forth a true and correct list of all Nexans Leased Real Property.  The leases with respect thereto are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their respective terms.

(c)                                  Except as set forth on Schedule 3.1.5(c), and except further to the extent that any violation could not, individually or in the aggregate, reasonably be considered to be material, no portion of the Nexans Real Property, or any building or improvement located thereon, violates any Law, including Environmental Laws and Laws relating to zoning, building or land use.  Except for the Permitted Encumbrances or any matters contemplated in the Ancillary Documents, no Nexans Real Property is subject to (i) any Encumbrances, (ii) any governmental decree or order (or, to the Knowledge of Nexans, threatened or proposed order) that materially limits or restricts the use of the Nexans Real Property or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(d)                                 Except as set forth on Schedule 3.1.5(d), the improvements and fixtures on the Nexans Real Property are in good operating condition, ordinary wear and tear excepted, and are regularly maintained and repaired and are adequate and suitable for the purposes for which they are presently being used.  Except as set forth on Schedule 3.1.5(d), none of the buildings and improvements owned or utilized by the Nexans Entities in the operation of the Nexans WW Business are constructed of, or contain as a component part thereof, any material that releases any substance, whether gaseous, liquid or solid, in amounts that are prohibited by applicable Law by reason of such substance being injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of Nexans, threatened against any of the Nexans Real Property or any improvement thereon.  The Nexans Real Property and any real property to be utilized by virtue of the Ancillary Documents constitutes all of the real property utilized in the operation of the Nexans WW Business.  The buildings and structures included in the Nexans Real Property and real property utilized by virtue of the Ancillary Documents have access either directly or by virtue of the Ancillary Documents to (a) public roads or valid easements over private streets or private property for adequate ingress to and egress from all such buildings and structures, (b) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Nexans WW Business.

3.1.6                        Personal Property.  Except as set forth on Schedule 3.1.6 and equipment not in service but being used for spare parts, all equipment and other items of tangible personal property and assets owned, held or leased, and used in the Nexans WW Business (the “Nexans Personal Property”) (a) are in good operating condition, ordinary wear and tear excepted, and are regularly maintained and repaired, and (b) were acquired and are usable in the regular and ordinary course of business.  Except as set forth on Schedule 3.1.6(a), all of the Nexans Personal Property is in the possession of the Nexans WW Entities and is located at the Nexans Real Property.  No Person other than a Nexans WW Entity owns any Nexans Personal Property that is necessary to the operation of the Nexans WW Business, except for leased items that are subject to personal property leases.  Schedule 3.1.6(b) sets forth a true, correct and complete list and general description of each item of Nexans Personal Property having an original cost of more than €100,000.

3.1.7                        Sufficiency of Assets; Title to Assets.

(a)                                  Except as set forth on Schedule 3.1.7(a) and except for the Nexans’ Excluded Assets, the Nexans WW Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) used in connection with and necessary to permit the Nexans Entities to conduct, the operations of the Nexans WW Business in accordance with their past practices.

(b)                                 The Nexans Entities have good and marketable title to or, in the case of the Nexans Leased Real Property or leased personal property, valid leasehold interests in, the Nexans WW Assets, free and clear of all Encumbrances except Permitted Encumbrances.

(c)                                  As of the Closing, the Joint Venture will have good and marketable title to or, in the case of the Nexans Leased Real Property or leased personal property, valid leasehold interests in, the Nexans WW Assets (other than the Nexans’ Excluded Assets), free and clear of all Encumbrances except Permitted Encumbrances.  Except for the Nexans Excluded Assets or as set forth on Schedule 3.1.7(c), as of the Closing, the Nexans WW Assets will constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) used to conduct operations or necessary to permit the Joint Venture to continue to conduct the operations of the Nexans WW Business in accordance with past practices.

3.1.8                        Inventory.  Except as set forth in Schedule 3.1.8, the inventory included in the Nexans WW Assets (a) was acquired for the operation of the Nexans WW Business in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business, except to the extent of reserves in relation thereto included in the Nexans Closing Balance Sheet (taken on an aggregate basis), and (c) is valued on the books and records of the Nexans Parties at the lower of cost or market with the cost determined under the last-in-first-out inventory valuation method consistent with past practice.

3.1.9                        Financial Statements.  Except as set forth on Schedule 3.1.9(a) or the notes to the Nexans Financial Statements, the Nexans Financial Statements are in conformity with French GAAP (consistently applied), and except to the extent of adjustments made from local accounting standards to French GAAP, are in accordance with, the books and records of the Nexans Entities, which books and records have been maintained on a basis consistent with the past practice of the Nexans Entities.  Except as set forth in the notes thereto, the Nexans Statements of Capital Employed and the Nexans Statements of Operating Income fairly present the financial condition and results of operations of the Nexans WW Business as of the dates or for the periods set forth therein, with the exception of financial liabilities (dettes financières) and equity in the case of the Nexans Statement of Capital Employed.  Since June 30, 2005, there has been no change in any accounting (or tax accounting) policies, practices or procedures of the Nexans Entities with respect to the Nexans WW Business.  Each Nexans WW Entity maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls as described in the Chairman’s report to the general shareholders’ meeting of Nexans publicly available on www.nexans.com, provided that the Nexans Parties make no representation as to whether such controls would be considered “effective” within the meaning of the rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board under Section 404 of the Sarbanes-Oxley Act of 2002.

3.1.10                  No Undisclosed Liabilities. There are no liabilities related to the Nexans WW Business that would be required in accordance with French GAAP to be reflected in a combined, pro forma balance sheet of the Nexans WW Business as of June 30, 2005 (or the notes thereto), except for:

(a)                                  liabilities and obligations properly reflected or provided for in the Nexans Statement of Capital Employed as of June 30, 2005 (including, for the avoidance of doubt, the notes and annexes thereto) subject to any qualifications made therein;

(b)                                 financial liabilities (dettes financières); and

(c)                                  liabilities and obligations incurred in the ordinary course of business, consistent with past practice.

3.1.11                  Absence of Certain Changes.

(a)                                  Since June 30, 2005, there has not been any Material Adverse Effect,

(b)                                 Since June 30, 2005, there has not been any damage, destruction, loss or casualty to the Nexans WW Assets with a value in excess of €100,000, whether or not covered by insurance, or

(c)                                  Except as set forth on Schedule 3.1.11, since June 30, 2005, there has not been any action taken of the type described in Section 4.2.1, that, had such action occurred following the date hereof without Essex’s prior approval, would be in violation of such Section 4.2.1.

3.1.12                  Legal Proceedings.  Except as set forth on Schedule 3.1.12(a) and claims solely for damages less than €75,000, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Nexans, threatened against a Nexans Entity with respect to the ownership of the Nexans WW Assets or the operation of the Nexans WW Business before any Governmental Entity.  No suit, action, claim, proceeding or investigation pending or, to the Knowledge of Nexans, threatened against a Nexans Entity with respect to the ownership of the Nexans WW Assets or the operation of the Nexans WW Business before any Governmental Entity (including any of those set forth on Schedule 3.1.12(a)), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations, or prospects of the Nexans WW Business.  Except as set forth in Schedule 3.1.12(b), no Nexans Entity is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Nexans WW Business or the Nexans WW Assets.

3.1.13                  Compliance with Law.  Except as set forth in Schedule 3.1.13, each Nexans Entity is (and has been at all times during the past three (3) years) in compliance with all Laws (including applicable Laws relating to zoning and the safety and health of employees) applicable to the ownership of the Nexans WW Assets or the operation of the Nexans WW Business.  No Nexans Entity has been charged with, and no Nexans Entity has received any written notice that it is under investigation with respect to, and, to the Knowledge of Nexans, is not otherwise now under investigation with respect to, a violation of any Law applicable to the Nexans WW Business.

3.1.14                  Contracts.  Each correspondingly lettered section of Schedule 3.1.14(a) sets forth a true, correct and complete list of the following Nexans WW Contracts currently in force, or under which any Nexans Entity will have continuing liabilities and/or obligations after the Closing:

(a)                                  bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Nexans Entities;

(b)                                 Nexans WW Contracts that were not entered into in the ordinary course of business consistent with past practice;

(c)                                  leases relating to the Nexans Leased Real Property and all other Contracts involving the lease or use of any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than €50,000 by a Nexans Entity;

(d)                                 all Contracts related to the Nexans WW Business that (i) limit or restrict a Nexans WW Entity or any directors or employees of a Nexans WW Entity from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, or (iii) otherwise restrict or limit a Nexans WW Entity’s ability to operate the Nexans WW Business;

(e)                                  all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by a Nexans Entity of an amount in excess of €100,000;

(f)                                    all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

(g)                                 all Contracts granting any Person an Encumbrance (other than a Permitted Encumbrance) on all or any part of any Nexans WW Assets;

(h)                                 all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any Nexans WW Assets;

(i)                                     all Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice, and in respect of which at least €10,000 in commissions were paid by the Nexans WW Business in 2004;

(j)                                     all Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(k)                                  all Contracts (i) with respect to Nexans Intellectual Property licensed or transferred to any Person (other than end user Licenses in the ordinary course of business) or (ii) pursuant to which any Person is licensing any Nexans Intellectual Property to a Nexans Entity;

(l)                                     all Nexans WW Contracts providing for the indemnification or holding harmless by a Nexans Entity of any officer, director, employee or other Person;

(m)                               all joint venture or partnership Contracts related to the Nexans WW Business;

(n)                                 all Contracts with Nexans WW Customers or Nexans WW Suppliers;

(o)                                 all Contracts containing irrevocable powers of attorney empowering any Person to act on behalf of a Nexans WW Entity;

(p)                                 any Contract entitling any Person to any profits, revenues or cash flows of a Nexans WW Entity or requiring payments or other distributions based on such profits, revenues or cash flows;

(q)                                 all Contracts with any Governmental Entity;

(r)                                    all Employment Agreements of a Nexans Entity with any member of the Nexans Extended Management Committee; and

(s)                                  all existing Contracts, agreements and commitments (other than those of a type described in subsections (a) through (r) of this Section 3.1.14 or purchase or sale orders made in the ordinary course of business consistent with past practices and which are otherwise not required to be disclosed pursuant to subsection (a) through (r) above) to which a Nexans WW Entity is a party or by which its properties or assets are bound involving an annual commitment or annual payment to or from a Nexans WW Entity of more than €100,000 individually.

True, correct and complete copies of all written Nexans WW Contracts listed, or required to be listed, on Schedule 3.1.14(a) have been made available to Essex or its advisors.  The Nexans WW Contracts are valid, binding and enforceable in accordance with their respective terms with respect to the applicable Nexans Entity and, to the Knowledge of Nexans, each other party to such Nexans WW Contracts.  There is no existing notified default or breach of the applicable Nexans Entity under any Nexans WW Contract (or, to the Knowledge of Nexans, any event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of Nexans, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Nexans WW Contract.  There is no material term, obligation, understanding or agreement that would modify any term of a written Nexans WW Contract or any right or obligation of a party thereunder which is not reflected on the face of such Nexans WW Contract.  Except as set forth on Schedule 3.1.14(b), to the Knowledge of Nexans, no Nexans WW Contract is a contract or agreement in which, in Nexans’ best estimate, the direct labor cost, direct materials cost, direct energy costs, direct transportation costs and external sales commissions (calculated on a basis consistent with past practice) incurred or to be incurred in connection therewith exceed the revenues derived or to be derived therefrom.

3.1.15                  Tax Returns; Taxes.  Except as set forth on Schedule 3.1.15, (a) all Tax Returns with respect to the Nexans WW Business due to have been filed through the date hereof in accordance with all applicable Laws have been duly filed and are correct and complete in all material respects; (b) all Taxes, deposits and other payments with respect to the Nexans WW Business for which a Nexans Entity has liability (whether or not shown on any Tax Return) have been paid in full or will be accrued as liabilities for Taxes on the Nexans Closing Balance Sheet; (c) the amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on Nexans Financial Statements with respect to the Nexans WW Business, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Nexans Entities with respect to the Nexans WW Business in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date; (d) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns with respect to the Nexans WW Business were or are due to be filed by a Nexans Entity; (e) all Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of a Nexans Entity with respect to the Nexans WW Business have been paid in full, accrued on Nexans Financial Statements or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined; (f) no claims have been asserted and no proposals or deficiencies for any Taxes of a Nexans Entity with respect to the Nexans WW Business are being asserted, proposed or, to the Knowledge of Nexans, threatened, or expected to be assessed, and no audit or investigation of any Tax Return of a Nexans Entity with respect to the Nexans WW Business is currently underway, pending or threatened; (g) no claim has been made since January 1, 2003 against a Nexans Entity by any Governmental Entity in a jurisdiction where the applicable Nexans Entity does not file Tax Returns with respect to the Nexans WW Business that such

Nexans Entity is or may be subject to taxation with respect to the Nexans WW Business in such jurisdiction; (h) each Nexans Entity has withheld and paid all Taxes with respect to the Nexans WW Business required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party; (i) there are no outstanding waivers or agreements between any Governmental Entity and a Nexans Entity or for the extension of time for the assessment of any Taxes or deficiency thereof with respect to the Nexans WW Business, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by a Nexans Entity or any other matter pending between a Nexans Entity and any Governmental Entity; (j) there are no Encumbrances for Taxes with respect to a Nexans Entity or the Nexans WW Assets other than Encumbrances for Taxes that are not yet due and payable, nor is there any such Lien that is pending or, to the Knowledge of Nexans, threatened; and (k) no Nexans Entity is a party to or bound by any Tax allocation or sharing agreement.

3.1.16                  Directors, Employees and Independent Contractors.  Schedule 3.1.16 contains a true, accurate and complete list as of the date hereof of (a) all of the members of the Nexans Extended Management Committee. Nexans has made available to Essex information relating to their position, annual rate of compensation and all emoluments (including any bonus, commission, premium, benefit in kind and incentive entitlement), date of hire, work location, length of service and employee benefit coverages selected or benefits provided, (b) all of the employees (whether full-time, part-time, fixed-term Employment Agreement, indefinite term Employment Agreement or otherwise) of each Nexans Entity involved in the Nexans WW Business as of the date hereof.  Nexans has made available to Essex information relating to their position, category and classification, annual gross salary and other compensation and emoluments and employee benefit coverages selected or benefits provided, as the case may be, sabbatical leave, parental leave, long-term sick leave and (c) all of the independent contractors used by each Nexans Entity in connection with the operation of the Nexans WW Business to whom fees of more than €10,000 were paid in 2004, specifying the name of the independent contractor, type of labor, all fees and emoluments and benefits paid or provided to such independent contractor from January 1, 2005 through June 30, 2005.  No Nexans Entities have made any binding commitments (other than as set forth in employment contracts or collective bargaining agreements) to any director, manager, employee, former employee, employee representative, consultant or independent contractor of a Nexans Entity in connection with the Nexans WW Business with respect to compensation, emoluments, benefits, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise that would affect the annual rate of compensation and all emoluments as detailed in Schedule 3.1.16.

3.1.17                  Nexans Benefit Plans.  Except for the Nexans German Benefit Plans and the UK Stakeholders Plan, there are no other Nexans Benefit Plans, except that Nexans WW Entities are required by law or national collective bargaining agreements to make payments to mandatory social security or similar programs in the jurisdictions in which they operate.  The Nexans Entities have made all required contributions to public pension, health insurance and other social systems of general application that are mandatory by law or national collective bargaining agreements.  The Nexans German Benefit Plans and the UK Stakeholders Plan are described in Schedule 3.1.17 and obligations in respect thereof through the Closing Date will be fully reserved in the Nexans Closing Balance Sheet.

3.1.18                  Labor Relations.  Except as set forth on Schedule 3.1.18:

(a)                                  No Nexans Entity is and/or has been a signatory to a collective bargaining agreement or other agreement with or recognizes any trade union, labor organization or other group covering employees involved in the Nexans WW Business.  To the Knowledge of Nexans, no request for recognition is threatened or pending.

(b)                                 No walk out, strike, or work stoppage involving the employees of a Nexans Entity involved in the Nexans WW Business has occurred within the last 12 months or is in progress.

(c)                                  No material claim, complaint, charge or investigation from any employees, social security administration, Labor Administration, trade union or Governmental Entity, regarding any applicable Law, immigration Law, collective bargaining agreement, recognition agreements, contractual, statutory or tortuous obligation, usage, practice or unilateral decision of the employer for, in particular, safety and health conditions, unpaid wages, bonuses, commissions, employment withholding taxes and/or social security or similar contributions or deductions, penalties, overtime, or other compensation, profit sharing (Mandatory or Voluntary), Nexans Benefit Plans, company saving plans, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of Nexans, threatened under applicable Laws with respect to employees of a Nexans Entity involved in the Nexans WW Business.

(d)                                 Each Nexans Entity has discharged its obligations in full in relation to salary, wages, fees, commissions, bonuses, premiums, benefits in kind, overtime pay, holiday pay, sick pay, profit sharing (Mandatory or Voluntary), company savings plans and all other benefits and emoluments relating to its employees, independent contractors and workers involved in the Nexans WW Business since January 1, 2002.

(e)                                  No discrimination, harassment (moral or sexual) or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of Nexans, threatened against a Nexans Entity, by any employee involved in the Nexans WW Business or any representatives of such employees under applicable Law.

(f)                                    Each Nexans Entity has concluded since January 1, 2002 valid settlement agreements and termination agreements and has implemented valid dismissal procedures (both with respect to the procedure and the reasons for the dismissal) under applicable Law of the relevant jurisdictions with respect to former employees involved in the Nexans WW Business.

(g)                                 Each Nexans Entity has paid or accrued all current assessments under employees, independent contractors and/or workers’ compensation legislation with respect to employees and independent contractors involved in the Nexans WW Business, and no Nexans Entity has been subject to any special or penalty assessment under any such legislation with respect to any such employees or independent contractors that has not been paid.

(h)                                 The Employment Agreements between any Nexans Entity and any of its employees or workers involved in the Nexans WW Business do not contain any termination provisions more onerous than those required by applicable Law or the applicable collective bargaining agreement.  There are no limitations to dismissals or restructuring other than those provided by applicable Law or collective bargaining agreement.

(i)                                     No Nexans Entity has introduced, and no Nexans Entity has proposed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its employees involved in the Nexans WW Business, other than as detailed in Schedule 3.1.17.

(j)                                     No Nexans Entity has given notice of any redundancies to any appropriate Government Entity in any jurisdiction and no Nexans Entity has commenced consultation with any independent trade union or employees’ representative within the last 12 months in relation to any of its employees or workers involved in the Nexans WW Business (except with respect to any consultation requirement related to the transactions contemplated herein).  No circumstances have arisen under which any Nexans Entity is likely to be required to pay damages for wrongful dismissal or breach of Contract, to make any contractual or statutory dismissal payment or make or pay any compensation in respect of unfair dismissal or breach of Contract, to make any other payment under any applicable Law or collective bargaining agreement or to reinstate or re-engage any former employee, in each case with respect to employees, independent contractors or workers involved in the Nexans WW Business, and in each case except to the extent of amounts to be reserved on the Nexans Closing Balance Sheet;

(k)                                  Except for those administrative employees who have been divided between the Nexans WW Business and the other activities of Nexans or its Affiliates in Normanton, Bramsche and Chauny, the employees listed in Schedule 3.1.16 are the only individuals employed by the Nexans Entities and dedicated to the Nexans WW Business.

(l)                                     No individuals employed by a Nexans Entity other than the employees listed in Schedule 3.1.16 shall transfer into the employment of the Joint Venture by operation of law by reason of his/her providing services to the Joint Venture or by his/her working in conjunction or in association with the Joint Venture’s employees or Nexans WW Business.

3.1.19                  Insurance Policies.  Nexans has provided to Essex a copy of the claims history and loss experience of the Nexans WW Business under its liability and property damage insurance policies for the two year period ended April 30, 2005.

3.1.20                  Environmental, Health and Safety Matters.  Except as set forth on Schedule 3.1.20:

(a)                                  In connection with the operation of the Nexans WW Business, each Nexans Entity possesses all Licenses required under, and each Nexans Entity is in compliance with, all Environmental Laws related to the Nexans WW Business.

(b)                                 No portion of the Nexans Owned Real Property or the real property subject to the Bramsche Real Estate Agreement, the Chauny Lease or the Normanton Lease has been used as a landfill or waste disposal site.  To the Knowledge of Nexans, no portion of the Nexans Leased Real Property (other than the real property subject to the Bramsche Real Estate Agreement, the Chauny Lease or the Normanton Lease) has been used as a landfill or waste disposal site.

(c)                                  No Nexans Entity has received written notice of actual or threatened liability under any Environmental Law related to the operation of the Nexans WW Business or the Nexans WW Assets.

(d)                                 No Nexans Entity has ever had an audit conducted regarding any environmental or health and safety matter related to the Nexans Real Property or the Nexans WW Business.  For purposes of this Section 3.1.20(d), an “audit” means any inspection, investigation, assessment, study or test performed at the request of, or on the behalf of, a Governmental Entity conducted since January 1, 2002.  Nexans has provided to Essex true, correct and complete copies of the final conclusions and instructions of the Governmental Entity which performed such audit.

(e)                                  No Nexans WW Entity has been subject to any administrative or judicial proceeding related to the operation of the Nexans WW Business, or paid any fines or penalties in excess of € 10,000 pursuant to applicable Environmental Laws at any time since January 1, 2002.

(f)                                    In connection with the operation of the Nexans WW Business, no Nexans Entity is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever (other than ordinary course waste disposal, maintenance and remediation activities), contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of such Nexans Entity, or such Nexans Entity’s employees, agents or representatives related to the Nexans WW Business or arising out of the ownership, use, control or operation by such Nexans Entity of any plant, facility, site, area or property used in connection with the Nexans WW Business from which any Hazardous Material was released.

(g)                                 Nexans has made available to Essex or its advisors true, correct and materially complete copies of all material internal reports (findings of personnel of the Nexans Entities relating to environmental conditions) and of all external reports (findings of external consultants relating to environmental conditions) and true, correct and materially complete copies of correspondence since January 1, 2002 in the possession of the Nexans Entities, relating to environmental matters involving the Nexans WW Business.

(h)                                 No improvement or equipment included in the Nexans WW Assets contains any polychlorinated biphenyls, underground storage tanks, or open or closed pits on or under any Nexans WW Asset.

(i)                                     No Nexans Entity has, within the last three years, imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Hazardous Material in connection with the operation of the Nexans WW Business other than in material compliance with all Environmental Laws.

3.1.21                  Intellectual Property.

(a)                                  Schedule 3.1.21(a) contains a list of all Nexans Registered Intellectual Property and a list of all Nexans Licensed Intellectual Property.

(b)                                 Except as set forth in Schedule 3.1.21(b), no Nexans Intellectual Property or product or service of the Nexans WW Business related to or using Nexans Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by a Nexans Entity or (ii) that affects the validity, use or enforceability of the Nexans Intellectual Property.  Each item of Nexans Registered Intellectual Property is valid and subsisting.  All registration, maintenance and renewal fees currently due in connection with Nexans Registered Intellectual Property have been made and all documents, recordations and certifications in connection with such Nexans Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in all applicable jurisdictions for the purpose of maintaining such Nexans Registered Intellectual Property.

(c)                                  Except as set forth in Schedule 3.1.21(c), the Nexans Entities own and have good and exclusive title to the Nexans Owned Intellectual Property, or have licenses (sufficient for the conduct of the Nexans WW Business as currently conducted) to, each item of Nexans Licensed Intellectual Property, free and clear of any Encumbrance (excluding licenses and related restrictions); the Nexans Entities are the exclusive owners or exclusive licensees of all trademarks and service marks, trade names and domain names used in connection with and material to the operation or conduct of the Nexans WW Business, including the sale of any products or the provision of any services by the Nexans WW Business, free and clear of all Encumbrances.

(d)                                 All Nexans Owned Intellectual Property was developed by (i) an employee of a Nexans Entity or of its predecessor company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the applicable Nexans Entity as assignee that have conveyed to such Nexans Entity ownership of all of its intellectual property rights in the Nexans Intellectual Property.

(e)                                  To the extent that any Nexans Owned Intellectual Property has been developed or created by a third party for a Nexans Entity, such Nexans Entity has a written agreement with such third party with respect thereto and such Nexans Entity thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Nexans WW Business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention.

(f)                                    Nexans does not have Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Nexans WW Business as it is currently conducted, including each Nexans Entity’s design, development, marketing and sale of the product or service of the Nexans WW Business (including with respect to products under development), or any act of the Nexans WW Business, has infringed or infringes the Intellectual Property of any third party.

(g)                                 To the Knowledge of Nexans, no Person has or is infringing any Nexans Owned Intellectual Property or any Nexans Licensed Intellectual Property.

(h)                                 Each Nexans Entity has taken reasonable steps to protect the rights of such Nexans Entity in confidential information and any trade secret or confidential information of third parties used in the Nexans WW Business, and, except under confidentiality obligations, there has not been any disclosure by such Nexans Entity of confidential information of any Nexans Entity or third parties.

3.1.22                  Software.

(a)                                  Schedule 3.1.22 sets forth a list of: (i) the material Nexans Proprietary Software, and (ii) the Nexans Licensed Software.

(b)                                 The Nexans Entities have all right, title and interest in and to all intellectual property rights in the Nexans Proprietary Software, and the Nexans Proprietary Software is free and clear of all Encumbrances.  The use of the Nexans Software does not breach any term of any license or other contract between a Nexans Entity and any third party.  Each Nexans Entity is in compliance with the terms and conditions of all Contracts in favor of such Nexans Entity relating to the Nexans Licensed Software.

(c)                                  To the Knowledge of Nexans, the Nexans Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party.  The source code for the Nexans Proprietary Software has been maintained in confidence.

(d)                                 The Nexans Proprietary Software was: (i) developed by the Nexans Entities’ employees working within the scope of their employment at the time of such development; or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the applicable Nexans Entity as assignee that have conveyed to such Nexans Entity ownership of all of its intellectual property rights in the Nexans Proprietary Software.  No Nexans Entity has received notice from any third party claiming any right, title or interest in the Nexans Proprietary Software.

(e)                                  No Nexans Entity has granted rights in the Nexans Software to any third party.

3.1.23                  Affiliate Matters.

(a)                                  Except as set forth on Schedule 3.1.23 and other than Ancillary Documents or any Contracts that will be terminated by the Closing Date, no (i) manager or director (or officer, in the case of Nexans Hi-Wire) of a Nexans Entity or member of the Nexans Extended Management Committee, (ii) close relative of a director or member of the Nexans Extended Management Committee (for this purpose, a “close relative” means a parent, sibling, spouse or child), (iii) Entity in which any such director or Person owns any beneficial interest, (iv) Affiliate of any of the foregoing or (v) Affiliate of a Nexans Entity has any interest in or is a party to: (a) any Contract with a Nexans Entity relating to the Nexans WW

Business or the Nexans WW Assets; (b) any loan for or relating to the Nexans WW Business or the Nexans WW Assets; or (c) any property (real, personal or mixed, tangible or intangible) used by a Nexans Entity in the operation of the Nexans WW Business.

(b)                                 No Nexans Entity is a party to any Contract related to the Nexans WW Business which imposed, or purports to impose, any obligations or restrictions on any of its Affiliates (other than a Nexans WW Entity).

3.1.24                  Customer and Supplier Relations.  Schedule 3.1.24 sets forth a list of the top seventeen Nexans WW Customers (whether individual customers or groups) identified by code name by 2004 sales, and all Nexans WW Suppliers involving an annual commitment or payment inclusive of copper of more than €500,000.  The actual names of such Nexans WW Customers and Nexans WW Suppliers have been made available to the advisors of Essex.   No Nexans WW Customer has notified any Nexans Entity in writing within the past twelve months that it intends to cease purchasing any products or services of the Nexans WW Business or materially decrease the purchasing volume of any products or services of the Nexans WW Business.

3.1.25                  Accounts Receivable.  Except for receivables set forth in Schedule 3.1.25, all accounts receivable of the Nexans Entities related to the Nexans WW Business (i) are valid, existing and collectible in a manner consistent with past practice, subject to the reserve for doubtful accounts receivable to be set forth in the Nexans Closing Balance Sheet (taken on an aggregate basis), (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) to the Knowledge of Nexans, are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance.

3.1.26                  Licenses.  Schedule 3.1.26 is a true and complete list of all Licenses held by each Nexans Entity which are related to the Nexans WW Business.  Each Nexans Entity owns or possesses, and as of the Closing, the Joint Venture will own or possess, all Licenses that are necessary to enable it to carry on the Nexans WW Business as presently conducted.  All Licenses which are related to the Nexans WW Business are valid, binding and in full force and effect.  Except as set forth on Schedule 3.1.26, the execution and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License or require the issuance of a new License.  Each Nexans Entity has taken all necessary action to maintain each License related to the Nexans WW Business, except where the failure to so act shall not have an adverse effect on a Nexans WW Entity or the Nexans WW Business.  No loss or expiration of any License related to the Nexans WW Business is pending or, to the Knowledge of Nexans, threatened (other than expiration upon the end of any term).

3.1.27                  Product and Service Warranties.  Schedule 3.1.27 sets forth all warranty or guaranty claims in excess of €100,000 made since January 1, 2002 with respect to goods sold, or services provided, by the Nexans WW Business, and there is (a) no pending or, to the Knowledge of Nexans, threatened claim in excess of €100,000 alleging any breach of any such warranty or guaranty and (b) to the Knowledge of Nexans, no basis for any claim in excess of €100,000.

3.1.28                  French Spin-Off.

(a)                                  Restructuring of French Winding Wire Operations.  Prior to the date hereof, Nexans Wires has, pursuant to the terms and conditions of the contribution agreement attached hereto as Exhibit 3.1.28 (the “French Spin-Off Agreement”), conveyed, transferred and assigned to Flytex all of its right, title and interest in and to the assets and liabilities of the French Winding Wires Division in exchange for 871,875 shares of Flytex as provided therein (the “French Spin-Off”).

(b)                                 Immediately prior to the consummation of the French Spin-Off, Flytex did not have any assets, properties, operations or rights whatsoever, except for its registered share capital, and Flytex did not have or maintain any employees or Employee Benefit Plans.  Immediately prior to the consummation of the French Spin-Off, Flytex did not have any liabilities or obligations of any nature, whether known or unknown, accrued or hereafter arising, absolute or contingent.

(c)                                  The consummation of the French Spin-Off did not (i) contravene or conflict with any term or provision of the Charter Documents of any Nexans Entity, (ii) except as indicated in Schedule 3.1.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which a Nexans Entity is a party, (iii) contravene or conflict with any judgment, decree or order of any Governmental Entity to which a Nexans Entity or by which a Nexans Entity or any of its properties are bound, (iv) contravene or conflict with any Law or arbitration award applicable to a Nexans Entity, or (v) result in the creation or imposition of any Encumbrance on any asset, property or right of a Nexans Entity.

(d)                                 Except as set forth on Schedule 3.1.28, Flytex has no assets, operations, rights, obligations or liabilities of any kind, except those related to the Nexans WW Business.

3.1.29                  German Restructuring.

(a)                                  Restructuring of German Winding Wire Operations. Prior to the date hereof, L&K has, pursuant to the terms and conditions of the kaufvertrag attached hereto as Exhibit 3.1.29 (the “German Transfer Agreement”), conveyed, transferred and assigned to German Newco all of its right, title and interest in and to the assets and liabilities of the German Winding Wires Division (the “German Restructuring”).

(b)                                 Except as set forth on Schedule 3.1.29, German Newco immediately prior to the consummation of the German Restructuring, German Newco did not have any assets, properties, operations or rights whatsoever, and German Newco did not have or maintain any employees or Employee Benefit Plans.  Immediately prior to the consummation of the German Restructuring, German Newco did not have any liabilities or obligations of any nature, whether known or unknown, accrued or hereafter arising, absolute or contingent.

(c)                                  The consummation of the German Restructuring did not (i) contravene or conflict with any term or provision of the Charter Documents of any Nexans

Entity, (ii) except as indicated in Schedule 3.1.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which a Nexans Entity is a party, (iii) contravene or conflict with any judgment, decree or order of any Governmental Entity to which a Nexans Entity or by which a Nexans Entity or any of its properties are bound, (iv) contravene or conflict with any Law or arbitration award applicable to a Nexans Entity, or (v) result in the creation or imposition of any Encumbrance on any asset, property or right of a Nexans Entity.

(d)                                 German Newco has no assets, operations, rights, obligations or liabilities of any kind, except those related to the Nexans WW Business.

3.1.30                  Brokers, Finders and Investment Bankers.  Except for Lazard Ltd., neither a Nexans Entity nor any officer, member, director or employee of such Nexans Entity, nor any Affiliate of a Nexans Entity has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

3.2                                 Representations and Warranties of the Essex Parties.  Essex hereby represents and warrants to the Nexans Parties as of the date hereof and as of the Closing that:

3.2.1                        Organization.

(a)                                  Each Essex Entity is an Entity duly formed and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Essex has heretofore made available to Nexans true, correct and complete copies of the Charter Documents of each Essex WW Entity as currently in effect.  Essex has heretofore made available to Nexans the corporate record books of each Essex WW Entity with respect to actions taken by its shareholders and board of directors since January 1, 2003 (or since formation for any Entity formed after January 1, 2003).

(b)                                 Schedule 3.2.1(b) sets forth each Entity in which an Essex WW Entity owns, directly or indirectly, any capital stock or other equity, security or interest.

(c)                                  Schedule 3.2.1(c) accurately and completely sets forth the capital structure of each Essex WW Entity by listing thereon the number of shares of capital stock of such Essex WW Entity which are authorized and which are issued and outstanding and the number of shares of capital stock of such Essex WW Entity owned by each shareholder, partner or other equity holder thereof.  As of the Closing, Essex Netherlands will own all of the Essex UK Shares and Essex Pension Trustee Shares, free and clear of all Encumbrances.  There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring any Essex WW Entity to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock.

3.2.2                        Authorization.  Each of the Essex Entities has full corporate power and authority to execute (and, to the extent applicable, to deliver) this Agreement and the

Ancillary Documents to which it is a party, as applicable, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution (and, to the extent applicable, delivery by each Essex Entity of this Agreement and the Ancillary Documents to which it is a party, as applicable, and the performance by each Essex Entity of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of each Essex Entity.  This Agreement has been, and the Ancillary Documents shall be as of the Closing Date, duly executed (and, to the extent applicable, delivered) by each Essex Entity, as applicable, and do or shall, as the case may be, constitute the valid and binding agreements of each Essex Entity, enforceable against it in accordance with their respective terms.

3.2.3                        Absence of Restrictions and Conflicts.  The execution, delivery (where applicable) and performance by each Essex Entity of this Agreement and the Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the Charter Documents of such Essex Entity, (b) except as indicated on Schedule 3.2.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any written Contract to which such Essex Entity is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Essex Entity is a party or by which such Essex Entity or any of its properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to such Essex Entity, or the Essex WW Business, or (e) result in the creation or imposition of any Encumbrance or any asset, property or right of such Essex Entity.

3.2.4                        Required Consents.  Schedule 3.2.4 sets forth each consent, approval, notification, waiver, authorization, order or filing (each, an “Essex Material Required Consent” and collectively, the “Essex Material Required Consents”) under any Law, License, or Contract to which an Essex Entity is a party that is necessary for the execution, delivery (where applicable) and performance of this Agreement or the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby in order to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License, or Contract.

3.2.5                        Real Property.

(a)                                  Schedule 3.2.5(a)(i) sets forth a list of all Essex Owned Real Property and the name of the Essex Entity which is the owner thereof.  Except as set forth on Schedule 3.2.5(a)(ii), the applicable Essex Entity has good and marketable, indefeasible title to the Essex Owned Real Property (other than Essex Leased Real Property).

(b)                                 Schedule 3.2.5(b) sets forth a true and correct list of all Essex Leased Real Property.  The leases with respect thereto are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their respective terms.

(c)           Except as set forth on Schedule 3.2.5(c) and except further to the extent that any violation could not, individually or in the aggregate, reasonably be considered to be material, no portion of the Essex Real Property, or any building or improvement located thereon, violates any Law, including Environmental Laws and Laws relating to zoning, building or land use.  Except for the Permitted Encumbrances or any matters contemplated in the Ancillary Documents, no Essex Real Property is subject to (i) any Encumbrances, (ii) any governmental decree or order (or, to the Knowledge of Essex, threatened or proposed order) that materially limits or restricts the use of the Essex Real Property or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(d)           Except as set forth on Schedule 3.2.5(d), the improvements and fixtures on the Essex Real Property are in good operating condition, ordinary wear and tear excepted, and are regularly maintained and repaired and are adequate and suitable for the purposes for which they are presently being used.  Except as set forth on Schedule 3.2.5(d), none of the buildings and improvements owned or utilized by the Essex Entities in the operation of the Essex WW Business are constructed of, or contain as a component part thereof, any material that releases any substance, whether gaseous, liquid or solid, in amounts that are prohibited by applicable Law by reason of such substance being injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of Essex, threatened against any of the Essex Real Property or any improvement thereon.  The Essex Real Property constitutes all of the real property utilized in the operation of the Essex WW Business.  The buildings and structures included in the Essex Real Property have access to (a) public roads or valid easements over private streets or private property for adequate ingress to and egress from all such buildings and structures, (b) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Essex WW Business.

3.2.6        Personal Property.  Except as set forth on Schedule 3.2.6 or equipment not in service but being used for spare parts, all equipment and other items of tangible personal property and assets owned, held or leased, and used in the Essex WW Business (the “Essex Personal Property”) (a) are in good operating condition, ordinary wear and tear excepted and are regularly maintained and repaired, and (b) were acquired and are usable in the regular and ordinary course of business.  Except as set forth on Schedule 3.2.6(a), all of the Essex Personal Property is in the possession of the Essex WW Entities and is located at the Essex Real Property.  No Person other than an Essex WW Entity owns any Essex Personal Property that is necessary to the operation of the Essex WW Business, except for leased items that are subject to personal property leases.  Schedule 3.2.6(b) sets forth a true, correct and complete list and general description of each item of Essex Personal Property having an original cost of more than €100,000.

3.2.7        Sufficiency of Assets; Title to Assets.

(a)           Except as set forth on Schedule 3.2.7(a) and the Essex Excluded Assets, the Essex WW Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) used in connection with and necessary to permit the

Essex Entities to conduct the operations of the Essex WW Business in accordance with their past practices.

(b)           The Essex Entities have good and marketable title to or, in the case of the Essex Leased Real Property or leased personal property, valid leasehold interests in, the Essex WW Assets, free and clear of all Encumbrances except Permitted Encumbrances.

(c)           As of the Closing, the Joint Venture will have good and marketable title to or, in the case of the Essex Leased Real Property or leased personal property, valid leasehold interests in, the Essex WW Assets (other than the Essex Excluded Assets), free and clear of all Encumbrances except Permitted Encumbrances.  Except for the Essex Excluded Assets or as set forth on Schedule 3.2.7(c), as of the Closing, the Essex WW Assets will constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) used to conduct operations or necessary to permit the Joint Venture to continue to conduct the operations of the Essex WW Business in accordance with past practices.

3.2.8        Inventory.  Except as set forth in Schedule 3.2.8, the inventory included in the Essex WW Assets (a) was acquired for the operation of the Essex WW Business in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business except to the extent of reserves in relation thereto included in the Essex Closing Balance Sheet (taken on an aggregate basis), and (c) is valued on the books and records of the Essex Parties at the lower of cost or market, with the cost determined under the last-in-first-out inventory valuation method consistent with past practice.

3.2.9        Financial Statements.  Schedule 3.2.9(a) contains the Essex Financial Statements.  Except as set forth on Schedule 3.2.9(b), the Essex Financial Statements are in conformity with UK GAAP (consistently applied) and have been prepared from, and are in accordance with, the books and records of the Essex Entities, which books and records have been maintained on a basis consistent with the past practice of the Essex Entities.  Except as set forth on Schedule 3.2.9(c), each balance sheet included in the Essex Financial Statements (including the related notes and schedules, if any) fairly presents, in all material respects, the financial position of the Essex WW Business as of the date of such balance sheet, and each statement of income included in the Essex Financial Statements (including the related notes and schedules, if any) fairly presents the results of operations of the Essex WW Business for the periods set forth therein.  Since June 30, 2005, there has been no change in any accounting (or tax accounting) policies, practices or procedures of the Essex Entities with respect to the Essex WW Business.  Each Essex WW Entity maintains accurate books and records reflecting its assets and liabilities and maintains internal accounting controls, provided that the Essex Parties make no representation as to whether such controls would be considered “effective” within the meaning of the rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board under Section 404 of the Sarbanes-Oxley Act of 2002.

3.2.10      No Undisclosed Liabilities.  Except as set forth in Schedule 3.2.9(c), there are no liabilities related to the Essex WW Business that would be required in accordance with UK GAAP to be reflected in the Essex Financial Statements as of June 30, 2005, except for:

(a)           liabilities and obligations properly reflected or provided for in the unaudited consolidated balance sheet of Essex UK and the Essex UK Subsidiary as of June 30, 2005 (including, for the avoidance of doubt, the notes and annexes thereto) subject to any qualifications made therein;

(b)           financial liabilities; and

(c)           liabilities and obligations incurred in the ordinary course of business, consistent with past practice.

3.2.11      Absence of Certain Changes.

(a)           Since June 30, 2005, there has not been any Material Adverse Effect,

(b)           Since June 30, 2005, there has not been any damage, destruction, loss or casualty to the Essex WW Assets with a value in excess of €100,000, whether or not covered by insurance, or

(c)           Except as set forth on Schedule 3.2.11 since June 30, 2005, there has not been, any action taken of the type described in Section 4.2.2, that, had such action occurred following the date hereof without Nexans’ prior approval, would be in violation of such Section 4.2.2.

3.2.12      Legal Proceedings.  Except as set forth on Schedule 3.2.12(a) and claims solely for damages less than €75,000, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of Essex, threatened against an Essex Entity with respect to the ownership of the Essex WW Assets or the operation of the Essex WW Business before any Governmental Entity.  No suit, action, claim, proceeding or investigation pending or, to the Knowledge of Essex, threatened against an Essex Entity with respect to the ownership of the Essex Assets or operation of the Essex WW Business before any Governmental Entity (including any of those set forth on Schedule 3.2.12(a)), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations, or prospects of the Essex WW Business.  Except as set forth in Schedule 3.2.12(b), no Essex Entity is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel related to the Essex WW Business or the Essex WW Assets.

3.2.13      Compliance with Law.  Except as set forth in Schedule 3.2.13, each Essex Entity is (and has been at all times during the past three (3) years) in compliance, with all Laws (including applicable Laws relating to zoning and the safety and health of employees) applicable to the ownership of the Essex WW Assets or the operation of the Essex WW Business.  No Essex WW Entity has been charged with, and no Essex Entity has received any written notice that it is under investigation with respect to, and, to the Knowledge of Essex, is not otherwise now under investigation with respect to, a violation of any Law applicable to the Essex WW Business.

3.2.14      Contracts.  Each correspondingly lettered section of Schedule 3.2.14(a) sets forth a true, correct and complete list of the following Essex WW Contracts currently in force, or under which any Essex Entity will have continuing liabilities and/or obligations after the Closing (other than the Essex Benefit Plans set forth on Schedule 3.2.17):

(a)           bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of an Essex Entity;

(b)           Essex WW Contracts that were not entered into in the ordinary course of business consistent with past practice;

(c)           leases relating to the Essex Leased Real Property and all other Contracts involving the lease or use of any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than €50,000 by an Essex WW Entity;

(d)           all Contracts related to the Essex WW Business that (i) limit or restrict an Essex WW Entity or any directors, secretaries or employees of an Essex WW Entity from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, or (iii) otherwise restrict or limit an Essex WW Entity’s ability to operate the Essex WW Business;

(e)           all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by an Essex WW Entity of an amount in excess of €100,000;

(f)            all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

(g)           all Contracts granting any Person an Encumbrance (other than a Permitted Encumbrance) on all or any part of any Essex WW Assets;

(h)           all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any Essex WW Assets;

(i)            all Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice, and in respect of which at least €10,000 in commissions were paid by the Essex WW Business in 2004;

(j)            all Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(k)           all Contracts (i) with respect to Essex Intellectual Property licensed or transferred to any Person (other than end user Licenses in the ordinary course of business) or (ii) pursuant to which any Person is licensing any Nexans Intellectual Property to an Essex Entity;

(l)            all Essex WW Contracts providing for the indemnification or holding harmless by an Essex WW Entity of any director, secretary, employee or other Person;

(m)          all joint venture or partnership Contracts related to the Essex WW Business;

(n)           all Contracts with Essex WW Customers or Essex WW Suppliers;

(o)           all Contracts containing irrevocable powers of attorney empowering any Person to act on behalf of an Essex WW Entity;

(p)           any Contract entitling any Person to any profits, revenues or cash flows of an Essex WW Entity or requiring payments or other distributions based on such profits, revenues or cash flows;

(q)           all Contracts with any Governmental Entity;

(r)            all Employment Agreements of an Essex WW Entity with any senior manager or director; and

(s)           all existing Contracts, agreements and commitments (other than those of a type described in subsections (a) through (r) of this Section 3.2.14 or purchase or sale orders made in the ordinary course of business consistent with past practices and which are otherwise not required to be disclosed pursuant to subsection (a) through (r) above) to which an Essex WW Entity is a party or by which its properties or assets are bound involving an annual commitment or annual payment to or from an Essex WW Entity of more than €100,000 individually.

True, correct and complete copies of all written Essex WW Contracts listed, or required to be listed, on Schedule 3.2.14(a) have been made available to Nexans or its advisors.  The Essex WW Contracts are valid, binding and enforceable in accordance with their respective terms with respect to the applicable Essex Entity and, to the Knowledge of Essex, each other party to such Essex WW Contracts.  Except as set forth on Schedule 3.2.14(b), there is no existing notified default or breach of the applicable Essex Entity under any Essex WW Contract (or, to the Knowledge of Essex, any event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of Essex, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Essex WW Contract.  There is no material term, obligation, understanding or agreement that would modify any term of a written Essex WW Contract or any right or obligation of a party thereunder which is not reflected on the face of such Essex WW Contract.  Except as set forth on Schedule 3.2.14(c), to the Knowledge of Essex, no Essex WW Contract is a contract or agreement in which, in Essex’s best estimate, the direct labor cost, direct materials cost, direct energy costs, direct transportation costs and external sales commissions

(calculated on a basis consistent with past practice) incurred or to be incurred in connection therewith exceed the revenues derived or to be derived therefrom.

3.2.15      Tax Returns; Taxes.  Except as set forth on Schedule 3.2.15, (a) all Tax Returns with respect to the Essex WW Business due to have been filed through the date hereof in accordance with all applicable Laws have been duly filed and are correct and complete in all material respects; (b) all Taxes, deposits and other payments with respect to the Essex WW Business for which an Essex Entity has liability (whether or not shown on any Tax Return) have been paid in full or will be accrued as liabilities for Taxes on Essex Closing Balance Sheet; (c) the amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on Essex Financial Statements with respect to the Essex WW Business, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Essex Entities with respect to the Essex WW Business in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date; (d) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns with respect to the Essex WW Business were or are due to be filed by an Essex Entity; (e) all Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of an Essex Entity with respect to the Essex WW Business have been paid in full, accrued on Essex Financial Statements or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined; (f) no claims have been asserted and no proposals or deficiencies for any Taxes of an Essex Entity with respect to the Essex WW Business are being asserted, proposed or, to the Knowledge of Essex, threatened, or expected to be assessed, and no audit or investigation of any Tax Return of an Essex Entity with respect to the Essex WW Business is currently underway, pending or threatened; (g) no claim has been made since January 1, 2003 against an Essex Entity by any Governmental Entity in a jurisdiction where the applicable Essex Entity does not file Tax Returns with respect to the Essex WW Business that such Essex Entity is or may be subject to taxation with respect to the Essex WW Business in such jurisdiction; (h) each Essex Entity has withheld and paid all Taxes with respect to the Essex WW Business required to have been paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party; (i) there are no outstanding waivers or agreements between any Governmental Entity and an Essex Entity or for the extension of time for the assessment of any Taxes or deficiency thereof with respect to the Essex WW Business, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by an Essex Entity or any other matter pending between an Essex Entity and any Governmental Entity; (j) there are no Encumbrances for Taxes with respect to an Essex Entity or the Essex WW Assets other than Encumbrances for Taxes that are not yet due and payable, nor is there any such Lien that is pending or, to the Knowledge of Essex, threatened; and (k) no Essex Entity is a party to or bound by any Tax allocation or sharing agreement.

3.2.16      Directors, Employees and Independent Contractors.  Schedule 3.2.16 contains a true, accurate and complete list as of the date hereof of (a) all of the directors or senior managers of each Essex WW Entity, specifying their position, annual rate of compensation and all emoluments (including any bonus, commission, premium, benefit in kind and incentive entitlement), date of hire, work location, length of service, and employee benefit coverages selected or benefits provided, (b) all of the employees (whether full-time, part-time, fixed-term Employment Agreement, indefinite term Employment Agreement or otherwise) of each Essex WW Entity involved in the Essex WW Business as of the date hereof.  Essex has made available to Nexans information relating to their position, category and classification, annual gross salary and other compensation and emoluments, and employee benefit coverages selected or benefits provided, as the case may be, sabbatical leave, parental leave, long-term sick leave and (c) all of the independent contractors used by each Essex Entity in connection with the operation of the Essex WW Business to whom fees of more than €10,000 were paid in 2004, specifying the name of the independent contractor, type of labor, all fees and emoluments and benefits paid or provided to such independent contractor for calendar year 2004, work location and address.  No Essex Entities have made any binding commitments (other than as set forth in employment contracts or collective bargaining agreements) to any director, secretary, manager, employee, former employee, employee representative, consultant or independent contractor of an Essex Entity in connection with the Essex WW Business with respect to compensation, emoluments, benefits, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise that would affect the annual rate of compensation and all emoluments as detailed in Schedule 3.2.16.

3.2.17      Essex Benefit Plans.  Except as set forth on Schedule 3.2.17:

(a)           Schedule 3.2.17(a) contains a true and complete list of each Essex Benefit Plan currently sponsored, maintained or contributed to by an Essex Entity.

(b)           With respect to each Essex Benefit Plan identified on Schedule 3.2.17(a), the Essex Entities has maintained and currently maintain adequate coverage at least as required by applicable Law or collective bargaining agreement at a level of coverage maintained by a reasonable employer in the relevant jurisdictions.

(c)           With respect to each Essex Benefit Plan identified on Schedule 3.2.17(a), Essex has heretofore delivered to Nexans true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, any reports or summaries required under all applicable Laws, any analyses regarding the adequacy of the funding of, or reserves for liabilities with respect to, any Essex Benefit Plan, and such other documentation with respect to any Essex Benefit Plan (whether current or not) as is reasonably requested by Nexans.

(d)           The Essex Entities have made all required contributions under its Employee Benefit Plans and paid all premium amounts payable for all periods through and including June 30, 2005 and adequate provisions have been made therefore, in accordance with applicable Laws, Contracts and Employee Benefit Plans.  The Essex Entities have made all required contributions under all social security regimes applicable to the Essex WW Business.

(e)           The records of the Essex Entities accurately reflect the employment or service histories of its employees, independent contractors, contingent workers, temporary workers and leased employees used in the operation of the Essex WW Business, including their hours of service.

(f)            Each Essex Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Benefit Laws.  No Essex Entity has incurred, and no fact exists that reasonably could be expected to result in any liability of an Essex Entity with respect to any Essex Benefit Plan, including any liability, tax, penalty, social security or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).

(g)           No fact or circumstance exists that could adversely affect the social security and/or tax-exempt status of an Essex Benefit Plan that is intended to be social security and/or tax-exempt.

(h)           There is no pending or, to the Knowledge of Essex, threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other action of any kind in or before any Governmental Entity with respect to any Essex Benefit Plan and, to the Knowledge of Essex, and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Essex Benefit Plan required to be registered. All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Essex Benefit Plan.

3.2.18      Labor Relations.  Except as set forth on Schedule 3.2.18:

(a)           No Essex Entity is and/or has been a signatory to a collective bargaining agreement or other agreement with or recognizes any trade union, labor organization or other group covering employees involved in the Essex WW Business.  To the Knowledge of Essex, no such request is threatened or pending.

(b)           No walk out, strike or work stoppage involving the employees of an Essex Entity involved in the Essex WW Business has occurred within the last 12 months, or is in progress.

(c)           No material claim, complaint, charge or investigation from any employees, social security administration, Labor Administration, trade union or Governmental Entity, regarding any applicable law, immigration law, collective bargaining agreement, recognition agreements, contractual, statutory or tortuous obligation, usage, practice or unilateral decision of the employer for, in particular, safety and health conditions, unpaid wages, bonuses, commissions, employment withholding taxes and/or social security or similar contributions or deductions, penalties, overtime, or other compensation, profit sharing (Mandatory or Voluntary), company saving plans, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of Essex, threatened under applicable Laws with respect to employees of an Essex Entity involved in the Essex WW Business.

(d)           Each Essex Entity has discharged its obligations in full in relation to salary, wages, fees, commissions, bonuses, premiums, benefits in kind, overtime pay, holiday pay, sick pay, profit sharing (Mandatory or Voluntary), company savings plans and all other benefits and emoluments relating to its employees, independent contractors and workers involved in the Essex WW Business since January 1, 2002.

(e)           No discrimination, harassment (moral or sexual) or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of Essex, threatened against an Essex Entity, by any employee involved in the Essex WW Business or any representatives of such employees under applicable Law.

(f)            Each Essex WW Entity has concluded since January 1, 2002 valid settlement agreements and termination agreements and has implemented valid dismissal procedures (both with respect to the procedure and the reasons for the dismissal) under applicable Law of the relevant jurisdictions with respect to former employees involved in the Essex WW Business.

(g)           Each Essex Entity has paid or accrued all current assessments under employees, independent contractors and/or workers’ compensation legislation with respect to employees, and independent contractors involved in the Essex WW Business, and no Essex Entity has been subject to any special or penalty assessment under any such legislation with respect to any such employees, or independent contractors that has not been paid.

(h)           The Employment Agreements between any Essex WW Entity and any of its employees or workers involved in the Essex WW Business do not contain any termination provisions more onerous than those required by applicable Law or the applicable collective bargaining agreement.  There are no limitations to dismissals or restructuring other than those provided by applicable Law or collective bargaining agreement.

(i)            There are no provisions in any Employment Agreements with employees involved in the Essex WW Business providing for payment by an Essex WW Entity of extraordinary (more than two years salary and benefits) compensation in the event of termination of employment following the transactions contemplated by this Agreement.

(j)            No Essex Entity has introduced, and no Essex Entity has proposed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its employees involved in the Essex WW Business, other than as detailed in Schedule 3.2.17.

(k)           No Essex Entity has given notice of any redundancies to any appropriate Government Entity in any jurisdiction and no Essex Entity has commenced consultation with any independent trade union or employees’ representative within the last 12 months in relation to any of its employees or workers involved in the Essex WW Business (except with respect to the transactions contemplated herein).  No circumstances have arisen under which any Essex WW Entity is likely to be required to pay damages for wrongful dismissal or breach of Contract, to make any contractual or statutory dismissal payment or make or pay any compensation in respect of unfair dismissal or breach of Contract, to make any other payment under any applicable Law or collective bargaining agreement or to reinstate or re-engage any former employee, in each case with respect to employees, independent contractors or workers involved in the Essex WW Business, and in each case except to the extent of amounts to be reserved on the Essex Closing Balance Sheet;

(l)            The employees listed in Schedule 3.2.16 are the only individuals employed by the Essex Entities and dedicated to the Essex WW Business.

(m)          No individuals employed by an Essex Entity other than the employees listed in Schedule 3.2.16 shall transfer into the employment of the Joint Venture by operation of law by reason of his/her providing services to the Joint Venture or by his/her working in conjunction or in association with the Joint Venture’s employees or Essex WW Business.

3.2.19      Insurance Policies.  Essex has provided to Nexans a copy of the claims history and loss experience of the Essex WW Business under its liability and property damage insurance policies for the two year period ended April 30, 2005.

3.2.20      Environmental, Health and Safety Matters.  Except as set forth on Schedule 3.2.20:

(a)           In connection with the operation of the Essex WW Business, each Essex Entity possesses all Licenses required under, and each Essex Entity is in compliance with, all Environmental Laws related to the Essex WW Business.

(b)           No portion of the Essex Owned Real Property has been used as a landfill or waste disposal site.  To the Knowledge of Essex, no portion of the Essex Leased Real Property has been used as a landfill or waste disposal site.

(c)           No Essex Entity has received written notice of actual or threatened liability under any Environmental Law related to the operation of the Essex WW Business or the Essex WW Assets.

(d)           No Essex Entity has ever had an audit conducted regarding any environmental or health and safety matter related to the Real Property or the Essex WW Business.  For purposes of this Section 3.2.20(d), an “audit” means any inspection, investigation, assessment, study or test performed at the request of, or on the behalf of, a Governmental Entity conducted since January 1, 2002.  Essex has provided to Nexans true, correct and complete copies of the final conclusions and instructions of the Governmental Entity which performed such audits.

(e)           No Essex Entity has been subject to any administrative or judicial proceeding related to the operation of the Essex WW Business, or paid any fines or penalties in excess of €10,000 pursuant to applicable Environmental Laws at any time since January 1, 2002.

(f)            In connection with the operation of the Essex WW Business, no Essex WW Entity is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever (other than ordinary course waste disposal, maintenance and remediation activities), contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of such Essex Entity, or such Essex Entity’s employees, agents or representatives related to the Essex WW Business or arising out of the ownership, use, control or operation by such Essex Entity of any plant, facility, site, area or property used in connection with the Essex WW Business from which any Hazardous Material was released.

(g)           Essex has made available to Nexans or its advisors true, correct and materially complete copies of all material internal reports (findings of personnel of the Essex Entities relating to environmental conditions) and of all external reports (findings of external consultants relating to the environmental conditions) and true, correct and materially complete copies of correspondence since January 1, 2002 in the possession of the Essex WW Entities, relating to environmental matters involving the Essex WW Business.

(h)           No improvement or equipment included in the Essex WW Assets contains any polychlorinated biphenyls, underground storage tanks, or open or closed pits on or under any Essex WW Asset.

(i)            No Essex Entity has, within the last three years, imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Hazardous Material in connection with the operation of the Essex WW Business other than in material compliance with all Environmental Laws.

3.2.21      Intellectual Property.

(a)           Schedule 3.2.21(a) contains a list of all Essex Registered Intellectual Property and a list of all Essex Licensed Intellectual Property.

(b)           Except as set forth in Schedule 3.2.21(b), no Essex Intellectual Property or product or service of the Essex WW Business related to or using Essex Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by an Essex Entity or (ii) that affects the validity, use or enforceability of the Essex Intellectual Property.  Each item of Essex Registered Intellectual Property is valid and subsisting.  All registration, maintenance and renewal fees currently due in connection with Essex Registered Intellectual Property have been made and all documents, recordations and certifications in connection with such Essex Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in all applicable jurisdictions for the purpose of maintaining such Essex Registered Intellectual Property.

(c)           Except as set forth in Schedule 3.2.21(c), the Essex Entities own and have good and exclusive title to the Essex Owned Intellectual Property, or have licenses (sufficient for the conduct of the Essex WW Business as currently conducted) to, each item of Essex Licensed Intellectual Property, free and clear of any Encumbrance (excluding licenses and related restrictions); the Essex Entities are the exclusive owners or exclusive licensees of all trademarks and service marks, trade names and domain names used in connection with and material to the operation or conduct of the Essex WW Business, including the sale of any products or the provision of any services by the Essex WW Business, free and clear of all Encumbrances.

(d)           All Essex Owned Intellectual Property was developed by (i) an employee of an Essex Entity or of its predecessor company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the applicable Essex Entity as assignee that have conveyed to such Essex Entity ownership of all of its intellectual property rights in the Essex Intellectual Property.

(e)           To the extent that any Essex Owned Intellectual Property has been developed or created by a third party for an Essex Entity, such Essex Entity has a written agreement with such third party with respect thereto and such Essex Entity thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Essex WW Business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention.

(f)            Essex does not have Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Essex WW Business as it is currently conducted, including each Essex Entity’s design, development, marketing and sale of the product or service of the Essex WW Business (including with respect to products under development), or any act of the Essex WW Business, has infringed or infringes the Intellectual Property of any third party.

(g)           To the Knowledge of Essex, no Person has or is infringing any Essex Owned Intellectual Property or any Essex Licensed Intellectual Property.

(h)           Each Essex Entity has taken reasonable steps to protect the rights of such Essex Entity in confidential information and any trade secret or confidential information of third parties used in the Essex WW Business, and, except under confidentiality obligations, there has not been any disclosure by such Essex Entity of confidential information of any Essex Entity or third parties.

3.2.22      Software.

(a)           Schedule 3.2.22(a) sets forth a list of: (i) the material Essex Proprietary Software, and (ii) the Essex Licensed Software.

(b)           The Essex Entities have all right, title and interest in and to all intellectual property rights in the Essex Proprietary Software, and the Essex Proprietary Software is free and clear of all Encumbrances.  The use of the Essex Software does not breach any term of any license or other contract between an Essex Entity and any third party.  Each Essex Entity is in compliance with the terms and conditions of all Contracts in favor of such Essex Entity relating to the Essex Licensed Software.

(c)           To the Knowledge of Essex, the Essex Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party.  The source code for the Essex Proprietary Software has been maintained in confidence.

(d)           The Essex Proprietary Software was: (i) developed by the Essex Entities’ employees working within the scope of their employment at the time of such development; or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the applicable Essex Entity as assignee that have conveyed to such Essex Entity ownership of all of its intellectual property rights in the Essex Proprietary Software.  No Essex Entity has received notice from any third party claiming any right, title or interest in the Essex Proprietary Software.

(e)           No Essex Entity has granted rights in the Essex Software to any third party.

3.2.23      Affiliate Matters.

(a)           Except as set forth on Schedule 3.2.23 and other than Ancillary Documents or any Contracts that will be terminated by the Closing Date, no (i) secretary, senior manager or director of an Essex Entity, (ii) close relative of a secretary, director or senior manager of an Essex Entity (for this purpose a “close relative” means a parent, sibling, spouse or child), (iii) Entity in which any such secretary, director or Person owns any beneficial interest, (iv) Affiliate of any of the foregoing or (v)  Affiliate of an Essex Entity has any interest in or is a party to: (a) any Contract with an Essex Entity relating to the Essex WW Business or, the Essex WW Assets; (b) any loan for or relating to the Essex WW Business or the Essex WW Assets; or (c) any property (real, personal or mixed, tangible or intangible) used by an Essex Entity in the operation of Essex WW Business.

(b)           No Essex Entity is a party to any Contract related to the Essex WW Business which imposed, or purports to impose, any obligations or restrictions on any of its Affiliates (other than an Essex Entity).

3.2.24      Customer and Supplier Relations.  Schedule 3.2.24 contains a list of the Essex WW Customers (whether individual customers or groups) identified by code name by 2004 sales, and all the Essex WW Suppliers involving an annual commitment or payment inclusive of copper of more than £75,000.  The actual names of such Essex WW Customers have been made available to the advisors of Nexans.  Except as set forth on Schedule 3.2.24, no Essex WW Customer has notified any Essex Entity in writing within the past twelve months that it intends to cease purchasing any products or services of the Essex WW Business or materially decrease the purchasing volume of any products or services of the Essex WW Business.

3.2.25      Accounts Receivable.  Except for receivables set forth in Schedule 3.2.25, all accounts receivable of the Essex Entities related to the Essex WW Business (i) are valid, existing and collectible in a manner consistent with past practice, subject to the reserve for doubtful accounts receivable to be set forth in the Essex Closing Balance Sheet (taken on an aggregate basis), (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) to the Knowledge of Essex, are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance.

3.2.26      Licenses.  Schedule 3.2.26 is a true and complete list of all Licenses held by each Essex Entity which are related to the Essex WW Business.  Each Essex Entity owns or possesses, and as of the Closing, the Joint Venture will own or possess, all Licenses that are necessary to enable it to carry on the Essex WW Business as presently conducted.  All Licenses which are related to the Essex WW Business are valid, binding and in full force and effect.  Except as set forth on Schedule 3.2.26, the execution, and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License or require the issuance of a new License.  Each Essex Entity has taken all necessary action to maintain each License related to the Essex WW Business, except where the failure to so act shall not have an adverse effect on an Essex WW Entity or the Essex WW Business.  No loss or expiration of any License related to the Essex WW Business is pending or, to the Knowledge of Essex, threatened (other than expiration upon the end of any term).

3.2.27      Product and Service Warranties.  Schedule 3.2.27 sets forth all warranty or guaranty claims in excess of €100,000 made since January 1, 2002 with respect to goods sold, or services provided, by the Essex WW Business, and there is (a) no pending or, to the Knowledge of Essex, threatened claim in excess of €100,000 alleging any breach of any such warranty or guaranty and (b) to the Knowledge of Essex, no basis for any claim in excess of €100,000.

3.2.28      Brokers, Finders and Investment Bankers.  Neither an Essex Entity nor any secretary, member, director or employee of such Essex Entity, nor any Affiliate of an Essex Entity has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

3.2.29      Essex Pension Trustee.

(a)           Essex Pensions Trustee is a private limited company organized under the laws of England and Wales, the sole activity of which has been and is to act as Trustee in respect of an Essex Benefit Plan in the United Kingdom.

(b)           Essex Pension Trustee does not have any assets, properties, operations or rights whatsoever, except for assets and shareholders’ equity of £2.  Essex Pension Trustee does not have any liabilities or obligations of any nature, whether known or unknown, accrued or hereafter arising, absolute or contingent, except for its mandatory fiduciary obligations arising in the ordinary course of its activities as trustee of an Essex Benefit Plan in the United Kingdom.

(c)           The transfer of Essex Pension Trustee to the Joint Venture pursuant to this Agreement does not and will not (i) contravene or conflict with any term or provision of the Charter Documents of Essex Pension Trustee, (ii) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which Essex Pension Trustee is a party (including without limitation termination, modification or cancellation of the Essex Benefit Plan in respect of which it acts as trustee), (iii) contravene or conflict with any judgment, decree or order of any Governmental Entity to which an Essex Entity or any of its properties are bound, (iv) contravene or conflict with any Law or arbitration award applicable to an Essex Entity, or (v) result in the creation or imposition of any Encumbrance on any asset, property or right of an Essex Entity.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

4.1           Access and Information.

4.1.1        Access to Book and Records.  Prior to the Closing, Essex and Nexans shall each permit the other and the other’s representatives to have reasonable access to its books and records, and its officers and employees and the officers and employees of its Subsidiaries, in each case (i) during regular business hours and upon reasonable advance notice to the other, (ii) to the extent that such access does not unreasonably interfere with the business of Essex UK or its Subsidiaries or the Nexans WW Entities or their respective Subsidiaries, as the case may be, and (iii) solely for the purpose of and to the extent reasonably necessary to evaluate the Essex WW Business, the Nexans WW Business or the other Party’s ability to perform its obligations under this Agreement or the Ancillary Documents; provided that any such representatives shall comply with the confidentiality obligations contained herein and in the Nondisclosure Agreement and Confidentiality Agreement, as applicable; and provided, further, that the foregoing shall not (i) require Essex or Nexans to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of Essex or Nexans unrelated to the transactions contemplated by this Agreement or any Ancillary Document or violate any of Essex’s, Nexans’, or any of their respective Subsidiaries’ or Affiliates’ legal obligations or obligations with respect to confidentiality, provided that Essex or Nexans, as the case may be, shall, upon the request of the other party, have (x) used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, and (y) informed the other Party in writing that notwithstanding such efforts, it is prohibited from disclosing such information (specifying the nature of such non-disclosed information) or (ii) require any disclosure by Essex or Nexans, or any of their respective Subsidiaries that would be reasonably likely to, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege; provided, that Essex or Nexans, as the case may be, shall have used its commercially reasonable efforts to effect disclosure without the waiver of attorney-client privilege.

4.1.2        Return of Information.  In the event of the termination of this Agreement, Essex and Nexans, each at its own expense, shall promptly deliver (without retaining any copies thereof) to Nexans or Essex, as the case may be, or confirm to the other in writing that it has destroyed, all information furnished to it or its representatives by the other or any of the other’s Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by it or its representatives which contain or reflect any such information other than in materials or presentations provided to their respective lenders or boards of directors.  Essex and Nexans shall, and shall cause their respective employees, agents, officers, directors and Subsidiaries and the employees, officers, agents, and directors of their Subsidiaries to, subject to any exceptions set forth in the Nondisclosure Agreement and Confidentiality Agreement, as applicable, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby.

4.1.3        Confidentiality Obligations.  In addition to the confidentiality arrangements set forth in this Section 4.1, prior to the Closing all information provided or obtained in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including pursuant to Section 4.1.1 above) shall be held in accordance with and subject to the terms of the Confidentiality Agreement, dated January 28, 2005, between Superior and Nexans (the “Nondisclosure Agreement”).  Following the Closing, all information provided or obtained in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including pursuant to Section 4.1.1 above) shall be held in accordance with and subject to the terms of the Confidentiality Agreement.  In the event of a conflict or inconsistency between the terms of this Agreement and the Nondisclosure Agreement, the terms of this Agreement shall govern.  In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement after Closing, the terms of this Agreement shall govern.  In the event of a conflict or inconsistency between the terms of the Nondisclosure Agreement and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall govern.

4.2           Conduct of Business.

4.2.1        Conduct of Nexans WW Business.  During the period from the date hereof until the Closing, except (x) as otherwise expressly contemplated by this Agreement or any Ancillary Document in effect prior to the Closing, or (y) as Essex shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), each of the Nexans WW Entities shall, and Nexans shall cause each such Nexans WW Entity to:

(a)           conduct its business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Nexans WW Business, except for those in the ordinary course of business and not otherwise prohibited under this Section 4.2.1;

(b)           use its commercially reasonable efforts to preserve the relationships and goodwill of such Nexans WW Entity with customers, distributors, suppliers, employees and other Persons having business relations with such Nexans WW Entity;

(c)           duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings;

(d)           maintain in good repair and working order (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, facilities and other structures used in the Nexans WW Business or located on the Nexans Real Property, and all equipment, fixtures and other tangible personal property located on the Nexans Real Property;

(e)           not authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(f)            not amend or modify its Charter Documents;

(g)           not create any Subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity which will engage in the Nexans WW Business or is engaged in a business substantially similar thereto;

(h)           except in connection with the French Spin-Off or the German Restructuring, not (i) create, incur or assume any indebtedness secured by its assets, (ii) grant, create, incur or suffer to exist any Encumbrance on its assets that did not exist on the date hereof, (iii) except moving and installation costs (up to €900,000) incurred in connection with the transfer of equipment from LaGrange, Kentucky to the factories of the Nexans WW Business in Arolsen and Bramsche, make any commitment for any capital expenditure to be made on or following the date hereof in excess of €200,000 in the case of any single expenditure (other than a one-time capital expenditure of €350,000 related to the secondary containment facility for chemical products at Meyzieu) or €1,200,000 in the case of all capital expenditures through October 31, 2005, plus €100,000 per month in November and December 2005 (if the Closing has not previously occurred), (iv) enter into any Contract which cannot be cancelled by such Nexans WW Entity on notice of not longer than thirty (30) days and without liability or penalty of any kind, except in accordance with past practice, or (v) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates;

(i)            not grant any increase in the compensation or benefits of any employee that will be employed by the Joint Venture (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any such employee, except (i) changes that are required by applicable Law, (ii) increases and changes which such Nexans WW Entity is obligated to provide as of the date hereof, and (iii) other changes in the ordinary course of such Nexans WW Entity’s business, consistent with past practices;

(j)            except as required by Applicable Benefit Laws, not adopt, amend or terminate any Nexans Benefit Plan or increase the benefits provided under any Nexans Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(k)           not transfer any management level employee to a Nexans WW Entity who will be involved in the Nexans WW Business or transfer any management level employee involved in the Nexans WW Business from a Nexans WW Entity;

(l)            not enter into or amend any Employment Agreement with any management level employee involved in the Nexans WW Business;

(m)          not cancel any third party debt, waive any third party claim, or settle or compromise any legal proceedings related to or in connection with the Nexans WW Business, other than in the ordinary course of business consistent with past practice;

(n)           perform in all material respects all of its obligations under all Contracts and Licenses;

(o)           maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof by or on behalf of such Nexans WW Entity;

(p)           continue to maintain its books and records in accordance with past practice; and

(q)           not authorize, or commit or agree to take, any of the foregoing actions, which such Nexans WW Entity is required not to take without Essex’s prior written consent.

4.2.2        Conduct of Essex’s Business.  During the period from the date hereof until the Closing, except (x) as otherwise expressly contemplated by this Agreement or any Ancillary Document in effect prior to the Closing, or (y) as Nexans shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), Essex UK shall, and Essex shall cause Essex UK to:

(a)           conduct its business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Essex UK Business, except any agreement related to the renewal terms of the lease for the property located in Enfield and except those in the ordinary course of business and not otherwise prohibited under this Section 4.2.2;

(b)           use its commercially reasonable efforts to preserve the relationships and goodwill of Essex UK with customers, distributors, suppliers, employees and other Persons having business relations with Essex UK;

(c)           duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings;

(d)           maintain in good repair and working order (ordinary wear and tear excepted), consistent with past practices, all buildings, offices, facilities and other structures and used in the Essex WW Business or located on the Essex Real Property, and all equipment, fixtures and other tangible personal property and located on the Essex Real Property;

(e)           not authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(f)            not amend or modify its Charter Documents;

(g)           not create any Subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity which will engage in the Essex WW Business or is engaged in a business substantially similar thereto;

(h)           not (i) create, incur or assume any indebtedness secured by its assets, (ii) grant, create, incur or suffer to exist any Encumbrance on its assets that did not exist on the date hereof, (iii) make any commitment for any capital expenditure to be made on or following the date hereof in excess of €75,000 in the case of any single expenditure or €500,000 in the case of all capital expenditures through October 31, 2005, plus €75,000 per month in November and December 2005 (if the Closing has not previously occurred), (iv) enter into any Contract which cannot be cancelled by Essex UK on notice of not longer than thirty (30) days and without liability or penalty of any kind, except in accordance with past practice, or (v) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates;

(i)            not grant any increase in the compensation or benefits of any employee that will be employed by the Joint Venture (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any such employee, except (i) changes that are required by applicable Law, (ii) increases and changes which Essex UK is obligated to provide as of the date hereof, and (iii) other changes in the ordinary course of Essex UK’s business, consistent with past practices;

(j)            except as required by Applicable Benefit Laws, not adopt, amend or terminate any Essex Benefit Plan or increase the benefits provided under any Essex Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(k)           not transfer any management level employee to an Essex WW Entity who will be involved in the Essex WW Business or transfer any management level employee involved in the Essex WW Business from an Essex WW Entity;

(l)            not enter into or amend any Employment Agreement with any management level employee involved in the Essex WW Business;

(m)          not cancel any third party debt, waive any third party claim, or settle or compromise any legal proceedings related to or in connection with the Essex WW Business, other than in the ordinary course of business, consistent with past practice;

(n)           perform in all material respects all of its obligations under all Contracts and Licenses;

(o)           maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained as of the date hereof by or on behalf of Essex UK;

(p)           continue to maintain its books and records in accordance with past practice; and

(q)           not authorize, or commit or agree to take, any of the foregoing actions, which Essex UK is required not to take without Nexans’ prior written consent.

4.3           Registrations, Filings and Consents.

4.3.1        Governmental Filings.  Each of Essex and Nexans shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement (“Governmental Filings”).  In addition to the foregoing, each of Essex and Nexans shall use commercially reasonable efforts to file or cause to be filed within thirty (30) days following the date of this Agreement (or such shorter period as may be required by applicable Law) all documentation, filings and other documents necessary in connection with any required application, report or other filing or request for approval or notifications with any Governmental Entity from which consent, approval or clearance is required to be obtained in connection with the transactions contemplated by this Agreement, including, without limitation, any Governmental Entity with regulatory jurisdiction over enforcement of any applicable Competition Laws (a “Governmental Antitrust Entity”).  Each of Essex and Nexans shall respond promptly to any request for additional information or documentary material that may be made by any such Governmental Entity.  Subject to applicable Laws relating to the exchange of information, Essex and Nexans shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to either Essex or Nexans or their respective Subsidiaries or Affiliates, as the case may be, with respect to the contents of any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of Essex and Nexans shall act reasonably and as promptly as reasonably practicable.  Notwithstanding anything in this Agreement to the contrary, in no event will either

Essex or Nexans or any Affiliate thereof be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of either Essex or Nexans, could be expected to limit the right of the Joint Venture to own or operate all or any portion of the Nexans WW Business or Essex WW Business or of either Essex or Nexans (as the case may be) or any Affiliate thereof to own or operate any portion of their existing businesses or assets.

4.3.2        Information Necessary for Filings.  Each of Essex and Nexans shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, and Affiliates and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Essex and Nexans or any of their respective Subsidiaries or Affiliates to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

4.3.3        Status of Filings.  Each of Essex and Nexans shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either Essex, Nexans or any of their respective Subsidiaries or Affiliates, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

4.4           Taxes.

4.4.1        Liability for Pre-Closing Taxes.  Nexans shall be liable for and indemnify the Joint Venture for all Taxes imposed on any Nexans WW Entity or with respect to any asset used in the Nexans WW Business for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date to the extent a provision or a reserve in respect of the Taxes has not been made in the Nexans Closing Balance Sheet.  With respect to any Tax return required to be filed after the Closing Date by the Joint Venture, Nexans shall not be liable for any Tax liability to the extent such Tax liability arises solely as a result of the failure of the Joint Venture to submit the returns required to be made; provided that Nexans has complied with its obligations in Section 4.4.6.  Essex shall be liable for and indemnify the Joint Venture for all Taxes imposed on any Essex WW Entity or with respect to any asset used in the Essex WW Business for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date to the extent a provision or a reserve in respect of the Taxes has not been made in the Essex Closing Balance Sheet.  If either party is required to pay any Taxes referred to in this Section 4.4.1, the other party shall, at the request of the responsible party, cause or cooperate to cause the Joint Venture to take such action as the responsible party may reasonably request to contest the liability for such Taxes, at the sole expense of the responsible party.  In addition, if either party makes an indemnity payment pursuant to this Section 4.4.1 with respect to a pre-closing Tax liability that is expected to be offset by related Tax savings in one or more taxable periods commencing after the Closing Date, then the Joint Venture shall refund such indemnity payment to such party to the extent that, and at such times or time as, the Joint Venture actually realizes such related Tax savings.

4.4.2        Taxes for Short Taxable Year.  For purposes of Section 4.4.1, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the relevant entity for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the relevant entity had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and Taxes on real or personal property, shall be apportioned on a daily basis.

4.4.3        Transfer Taxes.  Nexans shall pay any Transfer Taxes imposed with respect to the contributions or transfers set forth in Sections 2.2.4 and 2.2.7 hereof, and Essex shall pay any Transfer Taxes imposed with respect to the contributions or transfers set forth in Sections 2.1 (other than 2.1.4), 2.2.1, 2.2.2 and 2.2.3 hereof.

4.4.4        Tax Sharing Agreements.  Prior to the Closing, Nexans shall ensure that no Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement is in force and effect with respect to any of Nexans Portugal, Hi-Wire, German Newco or Flytex and that no such Nexans Party shall have any liability as of the Closing Date under any such agreement.  Prior to the Closing, Essex shall ensure that no Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement is in force and effect with respect to Essex UK and that Essex UK shall have no liability as of the Closing Date under any such agreement.

4.4.5        U.S. Tax Elections.  Each of the JV Holding Company and its Subsidiaries shall make such United States tax elections as shall be requested by Essex, including, without limitation, an election to be treated as a partnership or a disregarded entity for United States tax purposes.  The Nexans Parties shall execute such forms and consents as shall be necessary to make such elections.  Essex shall indemnify, defend and hold harmless the Joint Venture, Nexans or any other Nexans Entity against and in respect of all Losses (as defined in Section 7.2.1) sustained or incurred by it arising from such elections; provided, however, that such indemnity shall not apply if Nexans or its Affiliates transfer any part of its interest in the Joint Venture to an entity formed or organized under the Laws of the United States or any state therein.

4.4.6        Cooperation and Assistance.  Each of the Nexans Parties and the Essex Parties shall (and shall cause their respective Affiliates) to:  (i) assist each other party in preparing and filing any Tax returns or reports of the JV Holding Company or any Subsidiary thereof which such other party is responsible for preparing and filing in accordance with this Agreement;  (ii) cooperate fully in preparing for any audit of, or dispute with any Tax authority regarding, any Tax returns or reports of the JV Holding Company or any of its Subsidiaries; and (iii) make available to the other parties and to any Tax authority as reasonably requested all information, records and documents relating to the Taxes of the JV Holding Company or any of its Subsidiaries.

4.5           Control of Operations.  Nothing contained in this Agreement shall give Essex, directly or indirectly, the right to control or direct the operations of Nexans or its Affiliates with respect to the Nexans WW Business prior to the Closing.  Nothing contained in this Agreement shall give Nexans, directly or indirectly, the right to control or direct the operations of Essex or its respective Affiliates with respect to the Essex WW Business prior to the Closing.

4.6           Further Assurances.  At any time following the Closing Date, each of Nexans and Essex shall, and shall cause the JV Holding Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the JV Holding Company, Nexans or Essex, as the case may be, and necessary for Nexans, Essex or the JV Holding Company, as the case may be, to satisfy its obligations under this Agreement or the Ancillary Documents or obtain the benefits contemplated by this Agreement or the Ancillary Documents.

4.7           Nexans Italy.  Prior to the Closing, Nexans shall provide the advisors to Essex with the names of the customers with whom Nexans Italy has contracts since January 1, 2004 (the “Italian WW Customers”), and at Closing, such list shall be delivered to Essex, including the number of tons sold to such Italian WW Customers by other Nexans WW Entities (or their predecessors) in 2004.  Nexans shall use commercially reasonable efforts to transfer the Italian WW Customers to the Joint Venture.  On December 31, 2006, the Joint Venture shall pay to Nexans a lump sum amount of €750,000 (which shall be payable without regard to whether any such Italian WW Customers are in fact transferred to the Joint Venture).  Nexans shall, or shall cause its Affiliates to, sell to the Joint Venture any of the equipment listed in Exhibit 4.7 hereto that the Joint Venture requests to purchase by notice delivered to Nexans no later than December 31, 2005, for a price equal to the lesser of 75% of the net book value of such equipment in the most recent consolidated financial statements of Nexans, or the fair market value of such equipment.

4.8           Non-Assertion of Claims.  Each party to this Agreement agrees that, subject to the occurrence of the Closing, it shall not assert any claim against the JV Holding Company, any Nexans WW Entity or any Essex WW Entity that the development, manufacture, sale or distribution of winding wire, enamel and related products infringes, misappropriates or violates any intellectual property right of such party existing as of the Closing Date.

4.9           Certain Intercompany Payables.  Prior to the Closing, all notes receivable of each Nexans WW Entity owing by any director, officer or employee of such Nexans WW Entity, or any Affiliate of such Nexans WW Entity shall be paid in full.  Prior to the Closing, all notes receivable of each Essex WW Entity owing by any director, officer or employee of such Essex WW Entity, or any Affiliate of such Essex WW Entity shall be paid in full.

4.10         French Spinoff/German Restructuring.

4.10.1      Change of Name of German Newco.  Prior to the Closing Date, Nexans shall cause German Newco to change its name to L&K Winding Wires GmbH, or to such other legally permissible name as Essex may request prior to the date on which such name change is to become effective.  Nexans shall notify Essex prior to taking any irreversible steps to effect such name change.

4.10.2      No Modification to Contribution Agreement.  Notwithstanding anything to the contrary contained in Sections 3.1.28(a) or 3.1.29(a), or in the French Spinoff Agreement or the German Transfer Agreement, nothing contained therein shall in any way modify, waive or amend any of the terms of this Agreement or the Ancillary Documents or any rights or obligations contained herein or therein.  In the event of any inconsistency between this Agreement and either the French Spinoff Agreement or the German Transfer Agreement, this Agreement shall prevail.

4.11         Product Liability Insurance.  Nexans shall take such measures as may be necessary to ensure that the Nexans WW Entities shall be covered after the Closing under the product liability insurance policies maintained by Nexans or its Affiliates in relation to the Nexans WW Business Prior to the Closing Date, in respect of any claims made by such Nexans WW Entities through December 31, 2005 in respect of occurrences prior to the Closing Date.

4.12         Copper Obligations.  At least 3 Business Days prior to the Closing, Nexans shall deliver to Essex a list and description of all forwared copper sale obligations of the Nexans WW Business to its customers, including the following items:  customer; contract or customer purchase order, reference number; price and method of determination; quantity/amount; and delivery date (the “Customer Forward Sale Obligations”).  Notwithstanding anything in any Ancillary Document to the contrary, Nexans agrees to sell or cause one of its Affiliates to sell copper to the Joint Venture on all the same terms as the Customer Forward Sale Obligations other than those Copper Forward Sale Obligations that are covered by excess copper inventories existing on the Closing Date that are expected to be depleted over the thirty (30) day period following the Closing and that can otherwise be designated to hedge such Customer Forward Sale Obligations during such 30-day period.  Nexans will cause the Nexans WW Business not to have, as of the Closing Date, any forward copper sale obligations, except for the Customer Forward Sale Obligations, or any copper hedging, derivative or other similar arrangements or obligations.  In this regard, Nexans shall make arrangements for it or one of its Affiliates (other than a Nexans WW Entity) to take over or otherwise cause to be extinguished prior to Closing all such hedging, derivative or other similar arrangements or obligations.

4.13         Superior 8-K Requirement.  In the event that Superior is required by the rules and regulations of the U.S. Securities and Exchange Commission to file a current report on Form 8-K containing pro forma financial statements reflecting the transactions contemplated herein, or separate financial statements for the Nexans WW Business, Nexans agrees to provide such financial or accounting information regarding the Nexans WW Business as Superior may reasonably request, as soon as reasonably practical following such request, provided, that Nexans shall not be required to convert any accounting data to U.S. GAAP or to incur material expenses in connection with providing such information, unless Superior agrees to reimburse the costs related to such conversion or such expenses, as the case may be.  If the accounting data provided is not prepared in accordance with U.S. GAAP, Nexans shall provide such information about the accounting principles used in preparing such data as Superior shall reasonably request in order to permit Superior to make any disclosures required with respect to such accounting principles and any differences from U.S. GAAP and to prepare any required reconciliations.  In furnishing such information, Nexans shall not be deemed to represent that the information responds to any requirements of the rules and regulations of the U.S. Securities and Exchange Commission, and it shall not be liable for any use made by Superior of such information; provided that Nexans shall not be relieved from any liability associated with any material inaccuracy in the data or other information provided.

4.14         Employment Information.  Following the signing of this Agreement, Nexans shall provide Essex with the dates of birth of all employees of the Nexans WW Business except to the extent such information is contained in the French Spinoff Agreement.

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of the parties to consummate the transactions contemplated under Article II are subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions:

5.1.1        Governmental Filings.  (a) All Essex Governmental Filings (if any) and Nexans Governmental Filings (if any) shall have been made or obtained (as the case may be) pursuant to a Final Order, free of any conditions and shall be in full force and effect (b) the approvals of the Governmental Antitrust Authorities of Germany, Poland, Portugal, the Slovak Republic and the United Kingdom shall have been received and/or any applicable waiting period shall have expired or been terminated or waived, and (c) the Essex Entities shall have obtained clearance from the UK Pension Regulator such that as a result of the consummation of the transactions contemplated hereby the UK Pension Regulator will not seek to impose monetary orders against any of the parties hereto or any of their Affiliates. For the purposes of this Agreement, “Final Order” means an action or decision that has been granted (or as to which any applicable waiting period has expired) as to which (i) no request for a stay, petition for rehearing or reconsideration application for review or appeal is pending, and (ii) no Governmental Entity has undertaken to reconsider the action on its own motion.

5.1.2        No Injunction.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an “Order”), no Governmental Entity shall have instituted any proceeding seeking any such Order and no third party shall have instituted any proceeding seeking any such Order that is reasonably likely to be enacted, issued or promulgated.

5.1.3        Financing.  The JV Holding Company shall have entered into the Credit Facility substantially in the form attached as Exhibit 5.1.3, and shall have the right to draw funds thereunder, or sell receivables with net proceeds, in an aggregate amount of at least €35 million.

5.1.4        Superior Credit Instruments.  Superior shall have obtained a valid and binding consent covering the matters set forth in Exhibit 5.1.4(a) hereto, from lenders under the Superior Credit Agreement, and a valid and binding consent from bondholders under the Superior Indenture covering the matters set forth in Exhibit 5.1.4(b) hereto, each in form and substance reasonably satisfactory to Essex and Nexans.

5.1.5        JV Holding Company By-Laws.  The By-laws of the JV Holding Company shall have been amended so as to be in the form attached as Exhibit 5.1.5, and such amendment shall be legally effective.

5.1.6        Reserved.

5.1.7        Pre-Closing Transactions.  All of the transactions described in Section 2.1 shall have occurred.

5.2           Conditions to Obligations of Essex.  The obligations of the Essex Parties to consummate the transactions contemplated under Article II are further subject to the satisfaction or due waiver by Essex on or prior to the Closing Date of each of the following conditions:

5.2.1        Representations and Warranties.  The representations and warranties of the Nexans Parties contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except that representations and warranties that are made as of a specific date or as of the date hereof need be true and correct only as of such date), and Essex shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Nexans.

5.2.2        Covenants.  The covenants and agreements of the Nexans Entities to be performed or complied with on or prior to the Closing (including without limitation those set forth in Article II of this Agreement) shall have been duly performed or complied with, as the case may be, in all material respects, and Essex shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Nexans.

5.2.3        Delivery of Ancillary Documents.  Each of the Nexans Parties shall have executed and delivered each of the Ancillary Documents to which it is a party, and any Ancillary Documents in effect prior to the Closing shall not have been amended, modified or terminated, except as expressly approved by Essex.

5.2.4        Nexans Consents.  Each of the Nexans Parties shall have obtained and made available to Essex the Nexans Material Required Consents.

5.2.5        Essex Consents.  Essex shall have obtained all Essex Material Required Consents.

5.2.6        Resignations; Appointments.  The JV Holding Company shall have received resignations, effective as of the Closing Date, of the directors of the JV Holding Company, German Newco, Flytex, Hi-Wire and Nexans Portugal identified on Exhibit 5.2.6, and the persons designated by Essex to be directors shall have been appointed.

5.2.7        Releases; Waivers.  Except for liabilities and obligations arising out of a Nexans Permitted Affiliate Payable, the Ancillary Documents and the Nexans Iberia Agreement each of Nexans Portugal, Hi-Wire, German Newco and Flytex shall have been released from any and all liabilities and obligations arising out of, or related to, any Contract with Nexans or an Affiliate thereof, and Nexans or the applicable Affiliate thereof shall have waived any and all rights or claims with respect to Nexans Portugal, Hi-Wire, German Newco or Flytex under any such Contract, and agreed to indemnify Nexans Portugal, Hi-Wire, German Newco or Flytex (as applicable) from any and all losses and expenses arising out of any such Contract.

5.2.8        Termination.  Essex shall have received reasonably satisfactory evidence that the Contracts listed on Exhibit 5.2.8 have been terminated, effective on or before the Closing Date, and that Nexans Portugal has been indemnified by Nexans for any and all losses and expenses arising out of any such Contract.

5.2.9        Material Adverse Effect.  Since the date hereof, no event shall have occurred which has had or is reasonably likely to have a Material Adverse Effect on the Nexans WW Business.

5.2.10      Chauny Option Recordation.  The Chauny Option shall have been filed and recorded with the applicable Governmental Entity.

5.2.11      Copper Obligations.  Nexans shall have delivered to Essex the list and description of Customer Forward Sale Obligations as required by Section 4.12, and the Nexans WW Business, as of the Closing Date, shall have no other forward copper sale obligations or any copper hedging, derivative arrangements or obligations other than as provided in Section 4.12.

5.3           Conditions to Obligations of Nexans.  The obligations of the Nexans Parties to consummate the transactions contemplated under Article II are further subject to the satisfaction or due waiver by Nexans on or prior to the Closing Date of each of the following conditions:

5.3.1        Representations and Warranties.  The representations and warranties of the Essex Parties contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of the Closing Date (except that representations and warranties that are made as of a specific date or as of the date hereof need be true and correct only as of such date), and Nexans shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Essex.

5.3.2        Covenants.  The covenants and agreements of the Essex Entities to be performed or complied with on or prior to the Closing (including without limitation those set forth in Article II of this Agreement) shall have been duly performed or complied with, as the case may be, in all material respects, and Nexans shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Essex.

5.3.3        Delivery of Ancillary Documents.  Each of the Essex Parties shall have executed and delivered each of the Ancillary Documents to which it is a party, and any Ancillary Documents in effect prior to the Closing shall not have been amended, modified or terminated, except as expressly approved by Nexans.

5.3.4        Essex Consents.  Each of the Essex Parties shall have obtained and made available to Nexans the Essex Material Required Consents.

5.3.5        Nexans Consents.  Nexans shall have obtained all Nexans Material Required Consents.

5.3.6        Material Adverse Effect.  Since the date hereof, no event shall have occurred which has had or is reasonably likely to have a Material Adverse Effect on the Essex WW Business.

5.3.7        Releases, Waivers.  Except for liabilities and obligations arising out of an Essex Permitted Affiliate Payable, and the Ancillary Documents, Essex UK and the Essex UK Subsidiary shall have been released from any and all liabilities and obligations arising out of, or related to, any Contract with Essex or an Affiliate thereof, and Essex or the applicable Affiliate thereof shall have waived any and all rights or claims with respect to Essex UK or the Essex UK Subsidiary under any such Contract, and agreed to indemnify Essex UK or the Essex UK Subsidiary (as applicable) from any and all losses and expenses arising out of any such Contract.

ARTICLE VI

TERMINATION

6.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Essex and Nexans; or

(b)           by either Essex or Nexans, by giving written notice of such termination to the other Party, if such other Party shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within thirty (30) days following the giving of written notice by the non-breaching Party to the breaching Party of such breach; provided that the cure period may be extended for an additional thirty (30) days if the breach is capable of being cured and the breaching party is actively and diligently exerting good faith efforts to cure the breach; or

(c)           by either Essex or Nexans, by giving written notice of such termination to the other Party, if any order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; or

(d)           by either Essex or Nexans, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to the end of the calendar month in which the date that is three (3) months following the date hereof occurs (the “Termination Date”); provided that a Party will not have the right to terminate this Agreement pursuant to this Section 6.1(d) for so long as such Party is in material breach of its obligations under this Agreement; or

(e)           by Essex, by giving written notice of such termination to Nexans, if there has been a breach of the representations and warranties of the Nexans Parties contained in this Agreement which (x) would result in the failure of the conditions set forth in Section 5.2.1 and (y) cannot be or is not cured prior to the Termination Date; or

(f)            by Nexans, by giving written notice of such termination to Essex, if there has been a breach of the representations and warranties of the Essex Parties contained in this Agreement which (x) would result in the failure of the conditions set forth in Section 5.3.1 and (y) cannot be or is not cured prior to the Termination Date.

6.2           Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 6.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto or its Affiliates or their respective directors, officers, employees, agents or advisors shall have any liability to the other Party hereto or its Affiliates or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 6.2 and in Sections 8.2 (Expenses), 8.3 (Public Disclosure), 8.9 (Notices), 8.10 (Governing Law) and 8.11 (Dispute Resolution) hereof, and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1           Survival of Representations, Warranties, Covenants and Agreements.  Except as set forth in this Section 7.1, the representations and warranties contained in this Agreement shall survive the Closing and expire on the second anniversary of the Closing Date.  The representations and warranties included in Sections 3.1.20 and 3.2.20 shall expire on the fifth anniversary of the Closing Date.  The representations and warranties contained in Sections 3.1.15 and 3.2.15 shall survive the Closing and expire 30 days after the expiration of the applicable statute of limitations.  The representations and warranties included in Sections 3.1.1(c) (with respect to the ownership of the Hi-Wire Shares, the Nexans Portugal Shares, the German Newco Shares and the Flytex Shares), 3.1.7(b), 3.1.28, 3.1.29, 3.2.1(c) (with respect to the ownership of the Essex UK Shares and the Essex Pension Trustee Shares), 3.2.7(b) and 3.2.29 shall have no expiration date.  In the event that any Claim Notice or any other written notice of a claim shall be given hereunder within the applicable survival period, the representations and warranties that are the subject of such indemnity claim shall survive until such claim is finally resolved but only with respect to such claim and any related matters.  The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later; provided, however, that the survival period of the covenants contained in Sections 4.2.1 and 4.2.2 shall expire on the second anniversary of the Closing Date.

7.2           Indemnification by Nexans.

7.2.1        Indemnification.  For the period commencing on the Closing Date, Nexans shall, subject to the limitations set forth in Section 7.1 and this Section 7.2, indemnify, defend and hold harmless the Joint Venture, or the Essex Entities to the extent that the relevant Loss is incurred by the Essex Entities and not the Joint Venture (the “Essex/JV Indemnified Parties”), against and in respect of all direct losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby but excluding any consequential damages) (collectively, and subject to Section 7.6, “Losses”) sustained or incurred arising out of, in connection with or relating to (i) any breaches of any Nexans Party’s representations and warranties set forth in this Agreement (until the expiration of the survival period set forth in Section 7.1), (ii) any breaches of any covenants and agreements of a Nexans Party set forth in this Agreement (until the expiration of the survival period set forth in Section 7.1), (iii) any liability of German Newco or Flytex for Taxes arising out of, or relating to, its inclusion in the German consolidated tax group of Nexans or the French consolidated tax group of Nexans, as applicable (but only to the extent that the relevant Claim Notice is delivered within 30 days after the expiration of the relevant statute of limitations), (iv) any liability or obligation of any nature whatsoever which is not related to the Nexans WW Business, (v) any provision of any Environmental Law arising out of or relating to the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the Nexans WW Business (whether currently or previously owned or leased by a Nexans Party), including arising from any release of any Hazardous Material or off-site shipment of any Hazardous Material at or from such real property, plant, facility, site, area or property (but only to the extent that the Claim Notice is delivered within five years after the Closing Date), (vi) any provision of any Environmental Law arising out of or relating to the ownership use, control or operation or prior to the Closing Date of any real property, plant, facility, site, area or property subject to Chauny Lease (whether currently or previously owned or leased by a Nexans Party), including arising from any release of any Hazardous Material or off-site shipment of any Hazardous Material at or from such real property, plant, facility, site, area or property, provided, however, that if the JV Holding Company exercises its rights under the Chauny Option to purchase such property, any claim for indemnification related to the matters covered by this clause (vi) shall be made pursuant to and subject to clause (v) of this Section 7.2.1, and this clause (vi) shall be of no further force or effect except with respect to claims previously made, (vii) the matters described in Exhibit 7.2.1, to the extent in excess of any amounts reserved therefore (including by way of statistical reserve, if applicable) in the Nexans Closing Balance Sheet, and (viii) any liabilities or obligations of a Nexans WW Entity (whether accrued, contingent, known or unknown) existing as of the Closing Date or relating to ownership or operation of the Nexans WW Business prior to the Closing (but only to the extent that the relevant Claim Notice is delivered prior to March 31, 2007), other than:

(a)           liabilities covered by the indemnification obligations set forth in clauses (i)-(vii) of this Section 7.2;

(b)           liabilities in an amount and to the extent reflected in the Nexans Closing Balance Sheet (as finally determined pursuant to Section 2.6);

(c)           liabilities and obligations arising after the Closing under Nexans WW Contracts entered into or becoming effective prior to the Closing in the ordinary course of business (except as a result of breaches or defaults occurring prior to the Closing); and

(d)           liabilities that would have given rise as of the date hereof or as of the Closing Date to a breach of a representation or warranty contained in Section 3.1 had such representation or warranty not been (x) qualified by a specified monetary threshold, (y) made only to the Knowledge of Nexans or (z) made only to the extent Nexans had received notice of an event or circumstance.

7.2.2        Limitations.  No Nexans Party shall be liable for any Losses resulting from a breach of the representations and warranties set forth in this Agreement or an indemnity claim under Section 7.2.1(vii) or (viii) unless and until the amount of such Losses sustained or incurred by the Essex/JV Indemnified Parties arising out of, in connection with or relating to any breaches thereof exceeds €25,000 for any individual claim and €300,000 in the aggregate (such aggregate amount, the “Nexans Deductible”).  If the aggregate amount of such Losses exceeds the Nexans Deductible, the Nexans Parties shall be liable only for the amount by which such Losses exceed the Nexans Deductible.  In addition, except in cases of fraud, for which there shall be no limit, any payments under this Section 7.2 by the Nexans Parties for Losses arising out of any breaches of representations or warranties Agreement or an indemnity claim under Section 7.2.1(vii) or (viii) shall not exceed in the aggregate an amount equal to €17,400,000 plus fifty percent of the amounts received in cash by a Nexans Party (including as payment of principal of a Capital Employed Note) pursuant to Sections 2.6 and 2.7, it being understood and agreed that such limitation shall not apply to Losses arising out of any other breaches or matters for which the Essex/JV Indemnified Parties are entitled to indemnification under this Section 7.2.  Notwithstanding anything to the contrary herein, the limitations set forth in this Section 7.2.2 shall not apply to breaches of the representations and warranties set forth in Sections 3.1.1(c) (with respect to the ownership of the Hi-Wire Shares, the Nexans Portugal Shares, the German Newco Shares and the Flytex Shares), 3.1.3, 3.1.7(b), 3.1.28 and 3.1.29.

7.2.3        Rights to Enforce.  Essex may, without the consent of, or any action by, Nexans, enforce on behalf of the Joint Venture any right of the Joint Venture to indemnification hereunder.

7.3           Indemnification by Essex.

7.3.1        Indemnification.  For the period commencing on the Closing Date, Superior and Essex shall, subject to the limitations set forth in Section 7.1 and this Section 7.3, indemnify, defend and hold harmless the Joint Venture, or the Nexans Entities to the extent that the relevant Loss is incurred by the Nexans Entities and not by the Joint Venture (the “Nexans/JV Indemnified Parties”), against and in respect of all Losses sustained or incurred arising out of, in connection with or relating to (i) any breaches of any Essex Party’s representations and warranties set forth in this Agreement (until the expiration of the survival periods set forth in Section 7.1), (ii) any breaches of any covenants and agreements of an Essex Entity set forth in this Agreement (until the expiration of the survival periods set forth in Section 7.1), (iii) any liability or obligation of any nature whatsoever which is not related to the Essex WW Business, (iv) any provision of any Environmental Law arising out of or relating to the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the Essex WW Business (whether currently or previously owned or leased by an Essex Party), including arising from any release of any Hazardous Material or off-site shipment of any Hazardous Material at or from such real property, plant, facility, site, area or property, (but only to the extent that the Claim Notice is delivered within five years after the Closing Date), (v) the matters described in Exhibit 7.3.1, to the extent in excess of any amounts reserved therefore (including by way of statistical reserve in the Essex Closing Balance Sheet, if applicable) and (vi) any liabilities or obligations of an Essex WW Entity (whether accrued, contingent, known or unknown) existing as of the Closing Date or relating to ownership or operation of the Essex WW Business prior to the Closing (but only to the extent that the relevant Claim Notice is delivered prior to March 31, 2007), other than:

(a)           liabilities covered by the indemnification obligations set forth in clauses (i)-(iv) of this Section 7.3;

(b)           liabilities in an amount and to the extent reflected in the Essex Closing Balance Sheet (as finally determined pursuant to Section 2.6);

(c)           liabilities and obligations arising after the Closing under Essex WW Contracts entered into or becoming effective prior to the Closing in the ordinary course of business (except as a result of breaches or defaults occurring prior to the Closing);  and

(d)           liabilities that would have given rise as of the date hereof or as of the Closing Date to a breach of a representation or warranty contained in Section 3.2 had such representation or warranty not been (x) qualified by a specified monetary threshold, (y) made only to the Knowledge of Essex or (z) made only to the extent Essex had received notice of an event or circumstance.

7.3.2        Limitations.  Neither Superior nor Essex shall be liable for any Losses resulting from a breach of the representations and warranties set forth in this Agreement or an indemnity claim under Section 7.3.1(v) or (vi) unless and until the amount of such Losses sustained or incurred by the Nexans/JV Indemnified Parties arising out of, in connection with or relating to any breaches thereof exceeds €25,000 for any individual claim and €100,000 in the aggregate (such aggregate amount, the “Essex Deductible”).  If the aggregate amount of such Losses exceeds the Essex Deductible, Superior and Essex shall be liable only for the amount by which such Losses exceed the Essex Deductible.  In addition, except in cases of fraud, for which there shall be no limit, any payments under this Section 7.3 by Superior or Essex for Losses arising out of any breaches of representations or warranties shall not exceed in the aggregate €2,525,000, plus fifty percent of the amounts received in cash by an Essex Party pursuant to Section 2.6 (including as payment of principal of a Capital Employed Note) it being understood and agreed that such limitation shall not apply to Losses arising out of any other breaches or matters for which the Nexans/JV Indemnified Parties are entitled to indemnification under this Section 7.3.  Notwithstanding anything to the contrary herein, the limitations set forth in this Section 7.3.2 shall not apply to breaches of the representations and warranties contained in Sections 3.2.1(c) (with respect to ownership of the Essex UK Shares and Essex Pension Trustee Shares), 3.2.3, 3.2.7(b), and 3.2.29.

7.3.3        Rights to Enforce.  Nexans may, without the consent of, or any action by, Superior or Essex, enforce on behalf of the Joint Venture any right of the Joint Venture to indemnification hereunder.

7.4           Indemnification as Sole Remedy; Specific Performance.  Following the Closing, the indemnities provided in this Article VII and in Section 4.4 shall be the sole and exclusive remedy of the Parties hereto, the JV Holding Company, their Affiliates, successors and assigns with respect to any matter for which indemnification is available hereunder, except in cases of willful or fraudulent breach of a representation, warrant or covenant, and except that the Parties may seek specific performance of the obligations set forth in this Agreement.

7.5           Method of Asserting Claims, Etc.  All claims for indemnification by the Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.5.  In the event that any written claim or demand for which Superior, Essex, Nexans, Participations, Nexans Wires, or L&K, as applicable (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than 15 days following such Indemnified Party’s receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand (the “Claim Notice”).  The failure by any Indemnified Party to notify the Indemnifying Party in accordance with this Section 7.5 shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 7.5, except to the extent such failure actually prejudices the Indemnifying Party.  The Indemnifying Party shall have 30 days after receipt of the Claim Notice, whichever is later, (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall request.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be borne by the Indemnifying Party.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense.  If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party, except as hereinafter provided.  The Indemnifying Party shall be liable for the reasonable fees and expenses of the Indemnified Party in connection with the defense of a claim if the Indemnified Party shall have been advised in writing by outside counsel that there are actual conflicts of interests between the Indemnified Party and the Indemnifying Party in connection with the defense of such claim; provided, however, that the Indemnifying Party shall not be responsible for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties.  If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense (except as provided in the preceding sentence), provided that in any action seeking an injunction or decree which would materially restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof, the Indemnified Party shall be entitled to participate in the defense of such action at the expense of the Indemnifying Party.  The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof.  To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim.  If the Indemnifying Party elects not to defend the Indemnified Party or if the foregoing prohibits the Indemnifying Party from defending the Indemnified Party, the Indemnified Party shall have the right and the obligation to defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense.  In such case, the Indemnifying Party may participate in the defense at its own expense, and the Indemnified Party will provide the Indemnifying Party and its counsel reasonable access to all relevant business records and other documents to the extent not covered by the attorney-client privilege.

7.6           Calculation of Losses.

7.6.1        The amount of any Loss payable by the Indemnifying Party to the Indemnified Party shall be net of any net amounts actually recovered by the Indemnified Party under applicable insurance policies or from any third parties.  The indemnification amount shall also be reduced by any net tax savings (not mere timing differences) realized by an Indemnified Party as a result of any Loss; provided, however, that in determining the amount of such net tax savings, any taxes payable by the Indemnified Party as a result of the receipt of the indemnification amount shall be taken into account.

7.6.2        With respect to the indemnification obligations of Nexans for a breach of a representation or warranty set forth in Section 3.1.20, or for the matters referred to in Section 7.2.1(v), no “Loss” shall be considered to have occurred in respect of those matters identified in Schedule 7.6.2 hereto, to the extent (and only to the extent) that there is a specific and identifiable reserve on the Nexans Closing Balance Sheet related to any such matter (which reserve shall equal the amounts set forth with respect to such matters on Schedule 7.6.2 less amounts incurred prior to the Closing), or to the extent that the remedy for any such matter is planned and specifically and identifiably budgeted in the capital expenditures reflected on Schedule 7.6.2.  To the extent that amounts specified in the preceding sentence which were reserved or budgeted for a specific matter are not used or necessary to cover any liability or obligation with respect to such matter, then any excess amount may be used in connection with another matter listed on Schedule 7.6.2.  This Section 7.6.2 shall be relevant only to the matters specifically covered herein, and shall not affect the interpretation of the term “Loss” in any other circumstance.

7.7           Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim or demand asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law or any applicable contractual arrangement, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

7.8           Mitigation.  The Indemnified Party shall, upon learning of the situation giving rise or likely to give rise to a Loss use or cause to be used commercially reasonable efforts to mitigate the corresponding Loss; provided, however, that any cost of such mitigation effort shall be indemnified by the Indemnifying Party.

7.9           Consequential Damages.  No Indemnifying Party shall be required to indemnify any Indemnified Party for any consequential or indirect damages or losses, including without limitation any loss of profit or business opportunity, and no such consequential or indirect damages shall be considered “Losses” under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1           Entire Agreement; Amendment and Waiver.  This Agreement (including any Exhibits and Schedules hereto) and the Ancillary Documents (including any exhibits and schedules thereto), supersede all prior agreements, written or oral, among the parties with respect to the subject matter hereof and thereof and contain the entire agreement among the parties with respect to the subject matter hereof and thereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties.  No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.2           Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, Transfer Taxes and all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.3           Public Disclosure.  Each party hereby agrees with the other party that prior to the Closing, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the parties; provided, however, that to the extent that either party to this Agreement is required by Law or the rules and regulations of any stock exchange upon which the securities of one or more of the parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with and delivery of a copy of the proposed disclosure substantially in the form it will be disclosed to the public to the other party, if consultation and delivery is reasonably practicable.  Additionally, the Essex parties hereby undertake not to file the Schedules or Exhibits hereto or any of the Ancillary Documents (other than the Shareholders Agreement) with the Securities Exchange Commission, unless required by Law. If such a filing is required by Law, the Essex parties will seek confidential treatment of any commercially sensitive provisions, after prior consultation with Nexans.

8.4           Assignment.  No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

8.5           Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

8.6           Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties, the JV Holding Company and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties, the JV Holding Company or their respective successors any rights or remedies under or by reason of this Agreement.

8.7           Reserved.

8.8           Section Headings.  The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first calendar day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee), (ii) on the first calendar day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery or (iii) on the first calendar day that is at least five (5) days following deposit in the mails, if sent by registered or certified mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to an Essex Party:

c/o Superior Essex Inc.

150 Interstate North Parkway

Atlanta, Georgia

Attention:  Barbara L. Blackford

Facsimile:  (770) 657-6479

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, N.E.

Suite 2400

Atlanta, GA  30308-2222

Attention:  Frank Layson

Facsimile:  (404) 685-5206

If to a Nexans Party:

Nexans

16, rue de Monceau

75008 Paris

France

Attention:  Patrick Noonan

Facsimile:  331 56 69 8636

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

12 rue de Tilsitt

75008 Paris

France

Attention:  Andrew A. Bernstein

Facsimile:  331 45 63 66 37

Any notice given by mail shall be effective when received.

8.10         Governing Law.  This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with and subject to the laws of the Republic of France.

8.11         Dispute Resolution.  Any dispute arising out of or relating in any way to this Agreement or the breach thereof shall be resolved in accordance with the procedures specified in this Section 8.11, which shall be the sole and exclusive procedure for the resolution of any such dispute.

8.11.1      Negotiation Between Executives.  Essex and Nexans shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by direct negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement, unless there is no executive of a higher level.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response.  Within thirty (30) days after delivery of the disputing party’s notice, the executives of each of Essex and Nexans shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

8.11.2      Mediation With Mutually Agreed-Upon Neutral.  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing party’s notice, or if Essex and Nexans fail to meet within thirty (30) days, Essex and Nexans shall submit the dispute to non-binding mediation under the then-current CDR Institute for Dispute Resolution’s (the “CDR Rules”) Model Mediation Procedure for Business Disputes, and endeavor (but not be obligated) to settle the dispute in such mediation.  CDR’s address at the time of this Agreement is 366 Madison Avenue, 14th Floor, New York, New York 10017 (212-949-6490) and its website is “www.cdr.org.”  Essex and Nexans agree to use their best efforts and good faith to agree mutually on a mediator, to be selected from the CDR Technology Panel of Neutrals.  If Essex and Nexans fail to select a mutually acceptable mediator within thirty (30) days after either party’s notice to the other party that they request non-binding mediation pursuant to this subsection, CDR will appoint a mediator from the Technology Panel.

8.11.3      Arbitration.  All disputes arising out of or relating to this Agreement not resolved pursuant to non-binding mediation within thirty (30) days or as this time period may be extended by written agreement of the Parties shall be settled finally in an arbitration conducted under the UNCITRAL Model Rules (“UNCITRAL”) and as provided in this Section 8.11.3.

(a)           The arbitration proceedings shall be conducted in Dublin, Ireland.

(b)           The language of the arbitration proceedings shall be English.

(c)           The arbitral tribunal shall consist of three (3) arbitrators, one (1) of which shall be selected by Essex and one (1) of which shall be selected by Nexans.  The third arbitrator shall be selected by the two arbitrators appointed by Essex and Nexans.

(d)           The International Bar Association’s Rules on the Taking of Evidence in International Commercial Arbitration shall apply together with UNCITRAL governing any submission to arbitration incorporated in this Agreement.

(e)           Every award shall be binding on each of Essex and Nexans and may be enforced in any court with appropriate jurisdiction.  By submitting the dispute to arbitration under UNCITRAL, the parties undertake to carry out any award without delay.

(f)            This agreement to arbitrate shall be binding on the Parties and their respective successors, assigns and Affiliates.

(g)           The prevailing party in any arbitration proceeding conducted pursuant to this Agreement is also entitled to an award from the arbitration tribunal for both its reasonable fees for legal representation and its related costs.

(h)           The parties waive any right or claim to punitive or exemplary damages and agree that punitive or exemplary damages are not within the contemplation of this Agreement.  No arbitral tribunal may order an award consisting in whole or in part of punitive or exemplary damages.

8.11.4      Tolling of Statutes of Limitation.  All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in Section 8.11 are pending.  Essex and Nexans shall take such action, if any, required to effectuate such tolling.

8.11.5      Right to Injunctive Relief Before Appointment of Arbitrators.  With respect to any violations of this Agreement that would cause or might cause irreparable injury to any one of the parties to this Agreement (and any time periods and notice periods specified thereon), such party may, in addition to any other rights under this Agreement or any Ancillary Document and notwithstanding the dispute resolution procedures including, particularly, the mediation provisions and arbitration agreement contained in this Section 8.11 (and any time periods and notice periods specified thereon), seek specific performance of this Agreement and injunctive relief in any court of competent jurisdiction against any ongoing violation of this Agreement.  Prior to the appointment of the arbitrators pursuant to the arbitration agreement, any party hereto may seek provisional or interim measures from any court of competent jurisdiction.  After the appointment of the arbitrators, the arbitrators shall have exclusive power to consider and grant requests for provisional or interim measures.

8.11.6      Determination of Financial and Accounting Matters.  The parties acknowledge that this Agreement and the Ancillary Documents provide for the rights and obligations of the parties to be determined in certain instances on the basis of financial and accounting measures, including without limitation the level of actual or projected EBITDA or Adjusted EBITDA at various points in time.  Such determinations are required to be made in accordance with accounting principles specified in this Agreement and/or in the Ancillary Documents.  In the event of a disagreement between the parties regarding any financial or accounting determination (other than the level of Capital Employed, as to which an expert determination mechanism is separately specified in Section 2.6), following the implementation of the procedures contemplated by Sections 8.11.1 and 8.11.2, if such disagreement is not resolved pursuant to non-binding mediation within thirty (30) days (or such longer period as the parties may agree in writing), either Essex or Nexans may, by written notice to the other, request that the determination of the issue referred to in this Section 8.11.6 (and only such issue) be made by an independent expert in financial accounting matters (a management consultant, banker or accountant, as appropriate) with experience in the interpretation of financial models and/or accounting principles of the type at issue (an “Independent Expert”).  If either such party requests the designation of an Independent Expert and Essex and Nexans do not agree on the identity of the person to be named within 30 days of the delivery of the request, either party may request the designation of an Independent Expert meeting the requirements described above by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.  The Independent Expert shall be requested to provide an opinion within 30 days of his or her designation.  Each party shall cooperate (and cause their Subsidiaries to cooperate) with the Independent Expert, including furnishing any information or documents reasonably requested by the Independent Expert.  The determination of the Independent Expert with respect to the issues referenced to in this Section 8.11.6 shall be conclusive and binding in the absence of manifest error.  The fees and expenses of the Independent Expert shall be shared equally between Essex and Nexans.  Notwithstanding anything to the contrary contained herein, an Independent Expert shall not be used, or have the authority to resolve, disagreements between the parties with respect to contractual interpretation matters (but shall only be competent to determine financial and accounting matters).

8.12         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.13         Parent Guarantees.  Nexans will cause to be performed, and guarantees the prompt and complete payment and performance when due of (as primary obligor and not as mere surety), all obligations set forth herein or in any Ancillary Document to be performed by the Nexans Entities or their Affiliates.  Superior will cause to be performed, and guarantees the prompt and complete payment and performance when due of (as primary obligor and not as mere surety), all obligations set forth herein or in any Ancillary Document to be performed by the Essex Entities or their Affiliates.  The guaranty obligations of Nexans and Superior herein are absolute and unconditional and shall continue in full force and effect until the payment and performance of all of the obligations under this Agreement and the Ancillary Documents.

IN WITNESS WHEREOF, this Agreement has been signed in Paris on behalf of each of the parties hereto as of the date first written above in six original copies.

SUPERIOR ESSEX INC.

By:	/s/	Stephen M. Carter

Name:		Stephen M. Carter

Title:		Chief Executive Officer

ESSEX GROUP, INC.

By:	/s/	Stephen M. Carter

Name:		Stephen M. Carter

Title:		Director

NEXANS

By:	/s/	Vincent Pouillard

Name:		Vincent Pouillard

Title:		Attorney-in-fact

NEXANS PARTICIPATIONS

By:	/s/	Vincent Pouillard

Name:		Vincent Pouillard

Title:		Attorney-in-fact

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NEXANS WIRES

By:	/s/	Vincent Pouillard

Name:		Vincent Pouillard

Title:		Attorney-in-fact

LACROIX & KRESS GmbH

By:	/s/	Vincent Pouillard

Name:		Vincent Pouillard

Title:		Attorney-in-fact

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